Exhibit 99.5

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

July 23, 2019

among

SPEEDWAY MOTORSPORTS, INC.,

SONIC FINANCIAL CORPORATION

and

SPEEDCO, INC.

Page

Article 1
Definitions

Section 1.01	Definitions	2
Section 1.02	Other Definitional and Interpretative Provisions	10

Article 2
The Offer

Article 3
The Merger

Article 4
The Surviving Corporation

Section 4.01	Certificate of Incorporation	20
Section 4.02	Bylaws	20
Section 4.03	Directors and Officers	20

Article 5
Representations and Warranties of the Company

i

Article 6
Representations and Warranties of Parent

Article 7
Covenants of the Company

Article 8
Covenants of Parent

ii

Article 9
Covenants of the Company and Parent

Article 10
Conditions to the Merger

Section 10.01	No Restraints	55
Section 10.02	Consummation of the Offer	55

Article 11
Termination

Section 11.01	Termination	55
Section 11.02	Effect of Termination	56

Article 12
Miscellaneous

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2019, is made and entered into by and among Speedway Motorsports, Inc., a Delaware corporation (the “Company”), Sonic Financial Corporation, a North Carolina corporation (“Parent”), and Speedco, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Each of the Company, Parent and Merger Sub is sometimes individually referenced herein as a “Party”, and all of the Company, Parent and Merger Sub are sometimes collectively referenced herein as the “Parties”. Certain capitalized terms used in this Agreement are defined in Section 1.01.

W I T N E S S E T H:

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Parent will cause Merger Sub to commence a tender offer (as it may be amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, par value $0.01 per share, of the Company (collectively, the “Shares”) at a price of $19.75 per Share (the “Offer Price”), subject to reduction for any applicable withholding Taxes, without interest, net to the holder in cash;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee of the Company Board consisting solely of independent and disinterested directors of the Company (the “Special Committee”) to review, evaluate and negotiate any offer by Parent to acquire securities of the Company or any other proposal for a business combination transaction with Parent and to recommend or not recommend that the Company Board approve any such offer or other proposal;

WHEREAS, the Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Public Stockholders, (ii) recommended that the Public Stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (such recommendation of the Special Committee, the “Special Committee Recommendation”), and (iii) recommended that the Company Board take the Company Board Actions, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Special Committee) has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement and declared it advisable for the Company to enter into this Agreement and consummate the transactions contemplated hereby, including the Offer and the Merger, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (iv) recommended that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (such recommendation of the Company Board, the “Company Board Recommendation” and, together with the actions of the Company Board in the foregoing clauses (i), (ii) and (iii), the “Company Board Actions”), in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of Parent and Merger Sub have approved this Agreement and the consummation by Parent and Merger Sub, respectively, of the transactions contemplated hereby, in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, if the Offer is consummated, as soon as practicable following such consummation, the Parties intend that Merger Sub will be merged with and into the Company (the “Merger”), without a vote of the stockholders of the Company, in accordance with Section 251(h) of Delaware Law, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article 1

Definitions

Section 1.01     Definitions.

(a)     As used herein, the following terms have the following meanings:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest by or on behalf of any Third Party with respect to (i) any transaction or series of related transactions (including any merger, tender or exchange offer, consolidation, business combination, recapitalization or reorganization and any issuance, exchange or disposition of securities or other equity or voting interests) that would result in the acquisition, directly or indirectly, by any Third Party of beneficial ownership, or the right to acquire beneficial ownership, of (x) equity securities of the Company that comprise 15% or more of the outstanding equity securities of the Company or of any class of such securities, or (y) voting securities of, or other voting interests in, the Company that represent 15% or more of the outstanding voting power of the Company, or (ii) any transaction or series of related transactions (including any merger, consolidation, business combination, recapitalization or reorganization, any issuance, exchange or disposition of securities or other equity interests and any lease, license or disposition of assets) that would result in the acquisition, directly or indirectly, by any Third Party of assets of the Company or any of its Subsidiaries that comprise, in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries or that generate, in the aggregate, 15% or more of the consolidated revenues of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided that, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be considered an Affiliate of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), and neither Parent nor any of its Subsidiaries (other than the Company and its Subsidiaries) shall be considered an Affiliate of the Company or any of its Subsidiaries.

“Affiliated Stockholders” means (i) Parent, (ii) each Affiliate of Parent and (iii) each Person listed on Schedule I.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied or enforced by a Governmental Authority that is binding upon or applicable to such Person.

“beneficially own” or “beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2018 and the footnotes thereto set forth in the Annual Report on Form 10-K filed by the Company with the SEC on March 15, 2019.

“Company Balance Sheet Date” means December 31, 2018.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement and that has been delivered by the Company to Parent and Merger Sub relating to this Agreement.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, individual consulting, severance, separation pay, termination protection, change in control, sale bonus, transaction bonus, stay, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether or not written and (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Service Provider (or, solely with respect to any such plan, agreement, arrangement, program or policy that is subject to Title IV of ERISA, for the current or future benefit of any current or former employee or consultant of any entity that is, or in the six years prior to the date of this Agreement has been, an ERISA Affiliate of the Company) or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability, contingent or otherwise.

“Company Equity Award” means any Company Stock Option, Company RSU, Company Restricted Stock or Company Performance-Based Restricted Stock.

“Company ESPP” means the Speedway Motorsports, Inc. Employee Stock Purchase Plan, as amended and restated as of March 1, 2004.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from (A) changes in general economic or political conditions or the financial or capital markets in the United States or in the world, (B) changes generally affecting the industry in which the Company and its Subsidiaries operate, (C) the occurrence, escalation, outbreak or worsening of any acts of war, sabotage or terrorism or natural or man-made disasters (including earthquakes, floods, hurricanes, tropical storms or other weather or climate conditions or fires), (D) the announcement, pendency or performance of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or any of its Subsidiaries (except that this clause (D) shall not apply to the term “Company Material Adverse Effect” as used in any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance of obligations hereunder), (E) changes in GAAP or Applicable Law (or interpretation or enforcement thereof), (F) changes in the market price or trading volume of the Shares

(provided that, to the extent not subject to any of the other exceptions herein, any fact, condition, change, development or event underlying or that contributed to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect), (G) the failure of the Company and its Subsidiaries to meet internal or analysts’ expectations or projections, performance measures, operating statistics or revenue or earnings predictions (provided that, to the extent not subject to any of the other exceptions herein, any fact, condition, change, development or event underlying or that contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), or (H) any other action taken by the Company or any of its Subsidiaries at the written direction of any Designated Individual, Parent or any Affiliate of Parent or as expressly required by the terms of this Agreement, other than, in the case of any of clauses (A), (B), (C) and (E), for such changes or events that have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate (which shall be taken into account in determining whether there has been a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect thereof), or (ii) the Company’s ability to timely consummate the Offer and the Merger.

“Company Performance-Based Restricted Stock” means each award of Shares subject to performance-based vesting restrictions or forfeiture back to the Company granted pursuant to a Company Stock Plan.

“Company Restricted Stock” means each award of Shares subject to vesting restrictions or forfeiture back to the Company granted pursuant to a Company Stock Plan.

“Company RSU” means each award of restricted stock units granted pursuant to a Company Stock Plan.

“Company Service Provider” means, at any time, any director, officer, employee, consultant, individual independent contractor or other service provider of the Company or any of its Subsidiaries.

“Company Stock Option” means each award of an option to purchase Shares granted pursuant to a Company Stock Plan.

“Company Stock Plan” means each of the Speedway Motorsports, Inc. 2004 Stock Incentive Plan, as amended and restated as of February 10, 2009, the Speedway Motorsports, Inc. 2013 Stock Incentive Plan, as amended and restated as of April 19, 2017, the Speedway Motorsports, Inc. 2008 Formula Restricted Stock Plan for Non-Employee Directors, as amended and restated as of April 17, 2012, the Speedway Motorsports, Inc. 2018 Formula Restricted Stock Plan for Non-Employee Directors dated as of March 7, 2018 and any other equity or equity-based compensation plan, other than the Company ESPP, that is sponsored or maintained by the Company or any of its Subsidiaries and that provides for awards of stock options, restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company, in each case, as amended from time to time.

“Compliant” means, with respect to the Required Information, that (i) the Company’s independent auditors have not withdrawn, or advised the Company or any of its Subsidiaries in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information, it being understood that thereafter this clause (i) shall be satisfied upon such independent auditors (or any other nationally recognized independent auditor) delivering such audit opinion and (ii) the Company’s independent auditors have not publicly announced an intention to restate any financial statements contained in the Required Information, it being understood that thereafter this clause (ii) shall be satisfied upon such independent auditors completing such restatement.

“Confidentiality Agreement” means that certain letter agreement by and between Parent and the Special Committee, dated as of May 28, 2019.

“Contract” means any contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other legally binding arrangement, whether written or oral, but excluding any Company Employee Plan.

“Data Security Requirements” means the following, in each case to the extent relating to the conduct of the business of the Company or any of its Subsidiaries, any IT Asset, or any matters relating to data privacy, protection, security, or personal information: (i) all Applicable Laws and any related security breach notification requirements; (ii) the Company’s and its Subsidiaries’ own publicly-posted rules, policies, and procedures; (iii) industry standards to which the Company or any of its Subsidiaries purport to comply with or be bound or otherwise applicable to the industries in which any of them operate, and PCI-DSS; and (iv) Contracts by which the Company or any of its Subsidiaries is bound.

“Debt Financing Related Parties” means the Debt Financing Sources and their respective Affiliates and the directors, officers, employees, agents, advisors and other representatives of the Debt Financing Sources and their respective Affiliates, and successors and permitted assigns of any of the foregoing, in each case, other than Parent, Merger Sub or any of their respective Affiliates.

“Debt Financing Sources” means the lenders, arrangers and bookrunners that are party from time to time to the Debt Commitment Letter or any commitment letter relating to the Substitute Financing, in each case, other than Parent, Merger Sub or any of their respective Affiliates.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Designated Individual” means any of the individuals listed in Section 7.01 of the Company Disclosure Schedule.

“Environmental Law” means any Applicable Law or any agreement with any Person relating to human or worker health or safety, pollution, or protection of the environment, or to any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material.

“Environmental Permits” means all Permits relating to or required by Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 29, 2014, by and among the Company and a Subsidiary of the Company, as borrowers, certain Subsidiaries and related parties of the Company from time to time party thereto, as guarantors, the various financial institutions party thereto and Bank of America, as administrative agent, swingline lender and issuing lender, as amended, supplemented, or otherwise modified from time to time.

“Existing Indenture” means that certain Indenture, dated as of January 27, 2015, governing the Existing Notes, with U.S. Bank National Association, as trustee, as amended, supplemented, or otherwise modified from time to time.

“Existing Notes” means the 5.125% Senior Notes due 2023 of the Company.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any petroleum product, derivative or byproduct, asbestos, asbestos-containing materials, lead, polychlorinated biphenyls or any substance, waste or material regulated under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law.

“Intellectual Property” means, in any jurisdiction throughout the world, (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) patents and patent applications, including all provisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, reexaminations and the equivalents of any of the foregoing, and all inventions disclosed in each such registration, patent or patent application, (iii) trade secrets and confidential information, know-how, inventions, discoveries, rights in data, specifications, processes, methods, techniques, schematics, drawings, blue prints, utility models and designs, including engineering and other manuals and drawings, and rights in technical information and similar data and information, (iv) works of authorship, whether copyrightable or not, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights, and any renewals or extensions thereof, (v) moral rights, rights in software, database rights, design rights, industrial property rights, and publicity rights and (vi) any similar intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned, licensed, leased, or otherwise controlled by the Company or any of its Subsidiaries (excluding any public networks).

“knowledge” of the Company means the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Marketing Period” means the first period of 17 consecutive Business Days after the date of this Agreement commencing on the first date on which (i) Parent has received all of the Required Information and (ii) such Required Information is Compliant (and, for the avoidance of doubt, if at any time during such period the Required Information provided at the commencement of such period ceases to be Required Information or such Required Information ceases to be Compliant, then such period of 17 consecutive Business Days shall be deemed not to have commenced until Required Information is received that is Compliant); provided that, (x) September 2, 2019, November 28, 2019 and November 29, 2019 shall be disregarded and not count as Business Days for purposes of calculating such 17 consecutive Business Day period (but, for the avoidance of doubt, the exclusion of such dates shall not restart the Marketing Period), (y) if the Marketing Period has not ended on or prior to August 16, 2019, then the Marketing Period shall commence no earlier than September 3, 2019 and (z) the Marketing Period must have ended on or prior to December 20, 2019; and it being agreed that, at any time the Company shall reasonably believe that it has provided the Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case all Required Information shall be deemed to have been delivered on the date specified in such notice as the date of completion of such delivery unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which portion of the Required Information the Company has not delivered), following which the Marketing Period will commence as soon as the Company delivers to Parent such specified portion of the Required Information. Notwithstanding anything to the contrary in this definition, the Marketing Period shall end on any earlier date that is the date on which the full proceeds of the Debt Financing are obtained by Parent or its applicable Subsidiary.

“NYSE” means the New York Stock Exchange and any successor thereto.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, restatements and supplements thereto.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

“Permits” means governmental licenses, franchises, permits, certificates, consents, approvals, registrations, concessions or other authorizations of Governmental Authorities.

“Permitted Liens” means any (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company’s balance sheet in accordance with GAAP, (ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens and security deposits incurred in the ordinary course of business consistent with past practice, in each case, for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation that, in the aggregate, are not material in amount, (iv) easements, rights-of-way and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or use of the property subject thereto, (v) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company or any of its Subsidiaries issued by a title company and delivered or otherwise made available to Parent, (vi) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries, (vii) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business, (viii) Liens expressly disclosed on the Company Balance Sheet (including the notes thereto) and (ix) any other Liens that, individually or in the aggregate, would not be reasonably expected to materially detract from the value of any of the properties, rights, or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Period” means the period commencing on the date of this Agreement and concluding upon the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 11.01.

“Proceeding” means any claim, action, suit, proceeding or arbitral action.

“Public Stockholders” means all of the holders of Shares other than the Affiliated Stockholders.

“Required Information” means the financial statements required to be delivered in order to satisfy the conditions set forth in clauses (v)(a) and (v)(b) of Annex II to the Debt Commitment Letter.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incidents” means any actual security breaches or unauthorized use, access or intrusions, of any IT Asset, any information stored, processed or contained therein or transmitted thereby, including personal data, or any other personal, sensitive, or confidential information or data processed, used, collected, maintained, or stored by or on behalf of the Company or any of its Subsidiaries (or any loss, destruction, compromise, or unauthorized disclosure or access thereof).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person; provided that, for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be considered a Subsidiary of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) and none of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) shall be considered to be a Subsidiary of the Company or any of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal (except that references to “15%” in the definition of “Acquisition Proposal” will be deemed for purposes of this definition of “Superior Proposal” to be references to “more than 50%”) that was not solicited in violation of this Agreement and that the Special Committee has determined in good faith after considering the advice of its financial advisor and outside legal counsel and taking into account all the terms and conditions of such Acquisition Proposal, (i) is reasonably likely to be consummated in accordance with the terms of such Acquisition Proposal and (ii) after taking into account any written proposal made by Parent during the Negotiation Period to amend the terms of this Agreement pursuant to Section 7.03(d), would result in a transaction more favorable to the Public Stockholders from a financial point of view than the transactions contemplated by this Agreement.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

(a)     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	7.03(b)(i)
Acceptance Time	2.01(f)
Adverse Recommendation Change	7.03(a)(i)
Agreement	Preamble
Award List	7.11
Burdensome Condition	9.01(b)
Certificate of Merger	3.03
Certificates	3.07(a)
Closing	3.02
Closing Date	3.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Documents	5.09(a)
Company Related Parties	12.05
Company SEC Documents	5.07(a)
Company Securities	5.05(g)
Company Subsidiary Securities	5.06(b)
Company Termination Fee	12.04(b)
Compensation Arrangement	5.17(i)
Compensation Arrangement Approvals	5.17(i)
Compensation Committee	5.17(i)
Continuing Employees	8.04(a)
Covenants Condition	Annex I
D&O Insurance	8.02(c)(i)
Debt Commitment Letter	6.07
Debt Financing	6.07
Dissenting Shares	3.06
Effective Date	3.03
Effective Time	3.03
End Date	11.01(b)(i)
Exchange Agent	3.07(a)
Existing Notes Redemption Notice	7.10(b)
Existing Notes Transactions	7.10(b)
Expiration Time	2.01(d)
Financing	7.09(a)
Financing Extension Notice	2.01(d)
Indemnified Person	8.02(a)
Indemnified Proceeding	8.02(a)
Intervening Event	7.03(b)(iii)
Marketing Materials	7.09(a)(i)
Material Contracts	5.20(a)
Merger	Recitals
Merger Conditions	Article 10
Merger Consideration	3.05(d)

Merger Sub	Preamble
Minimum Condition	Annex I
Negotiation Period	7.03(d)
Non-Party Entities	12.15
Offer	Recitals
Offer Closing Date	2.01(f)(i)
Offer Commencement Date	2.01(a)
Offer Conditions	Annex I
Offer Documents	2.01(c)
Offer Price	Recitals
Option Consideration	3.08(a)
Parent	Preamble
Parent Related Parties	11.02
Parent Termination Fee	12.04(c)
Party(ies)	Preamble
Payment Fund	3.07(a)
Preferred Shares	5.05(a)
Representations and Warranties Condition	Annex I
Representative	7.03(a)(i)
Required Amount	6.07
Restricted Stock Consideration	3.08(c)
RSU Consideration	3.08(b)
Sanctions	5.21(b)
Schedule 13E-3	2.03
Schedule 14D-9	2.02(c)
Schedule TO	2.01(c)
Shares	Recitals
Special Committee	Recitals
Special Committee Financial Advisor	2.02(c)
Special Committee Recommendation	Recitals
Stockholder List Date	2.02(b)
Substitute Financing	8.03(e)
Surviving Corporation	3.01
Tax	5.16(l)
Tax Return	5.16(l)
Taxing Authority	5.16(l)
Uncertificated Shares	3.07(a)(ii)

Section 1.02     Other Definitional and Interpretative Provisions. Definitions shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The verb form of the word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “either,” “or,” “neither,” “nor,” and “any” shall not be construed to be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless the context requires otherwise, (i) references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder, (ii) the words “herein,” “hereto,” “hereby,” “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) references to Articles, Sections, Schedules, Exhibits and Annexes shall be construed to refer to Articles, Sections, Schedules, Exhibits and

Annexes of or to this Agreement and (iv) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Schedules, Exhibits and Annexes attached to, or referenced in, this Agreement (including the Company Disclosure Schedule) are incorporated herein as if set forth in full herein. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date. References to any Person shall be deemed to include such Person’s successors and permitted assigns. Each Party acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other Parties in, the negotiation and execution of this Agreement and waives the application of any law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the Party that drafted such contract or other document or provision thereof.

Article 2

The Offer

Section 2.01     The Offer.

(a)     Commencement of the Offer. Unless this Agreement shall have been terminated in accordance with Section 11.01, as promptly as practicable after the date of this Agreement, but in no event later than 15 Business Days (unless otherwise agreed to by Parent and the Company and approved by the Special Committee) following the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Section 2.01(c)), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. The obligations of Merger Sub (and of Parent to cause Merger Sub) to accept for payment and to pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or, to the extent permitted by this Agreement and Applicable Law, waiver of the Offer Conditions. The date on which Merger Sub commences the Offer is referenced herein as the “Offer Commencement Date”.

(b)     Waiver of Offer Conditions. Merger Sub expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms or conditions of the Offer (in each case, other than the Minimum Condition, which is non-waivable and may not be amended or modified); provided that, without the prior written consent of the Company (which consent has been approved by the Special Committee), Merger Sub shall not (i) decrease the Offer Price, (ii) change the form of consideration to be paid in the Offer, (iii) decrease the number of Shares subject to the Offer, (iv) accelerate, extend or otherwise change (or make any other amendment that would have the effect of accelerating, extending or otherwise changing) the Expiration Time of the Offer except as otherwise required or permitted by this Agreement, (v) impose conditions to the Offer other than the Offer Conditions or (vi) otherwise amend, modify or supplement any of the terms or conditions of the Offer in a manner that adversely affects the Public Stockholders in their capacities as such.

(c)     Offer Documents. As soon as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) that shall contain or incorporate by reference the related offer to purchase, form of letter of transmittal, summary advertisement, if any, and other documents required pursuant to Section 14(d) of the Exchange Act or Regulation 14D, as applicable, pursuant to which the Offer will be made (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable U.S. federal securities laws. The Company shall promptly furnish to Parent and Merger Sub and their legal counsel the information relating to the Company required by the Exchange Act to be set forth in the Schedule TO and the Offer Documents. Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the Offer Documents comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it or on its behalf for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. In the event that any such correction is required, Parent and Merger Sub shall use their respective reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to the holders of Shares, in each case, to the extent required by applicable U.S. federal securities laws or the rules and regulations of NYSE. The Company and its legal counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and any Offer Document each time before such document or any amendment thereto is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its legal counsel. Parent and Merger Sub shall provide the Company and its legal counsel with (i) any comments or other communications, whether written or oral, that the Company or its legal counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or any Offer Document promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in Parent’s and Merger Sub’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by using reasonable best efforts to give the Company and its legal counsel the opportunity to participate with Parent, Merger Sub and their legal counsel in any substantive discussions or meetings with the SEC.

(d)     Expiration and Extension of the Offer. Unless extended as provided in this Agreement or as may otherwise be agreed to by Parent and the Company (which agreement shall have been approved by the Special Committee), the Offer shall expire one minute after 11:59 p.m., New York City time, on the date that is 20 Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 11.01:

(i)     in no event shall Merger Sub be permitted without the Company’s prior written consent (which consent shall have been approved by the Special Committee) or required to extend the Offer beyond the End Date; and

(ii)    subject to the foregoing clause (i):

(A)     if, immediately prior to the then-effective expiration time of the Offer, any of the Offer Conditions (other than any Offer Condition that, by its nature, is to be satisfied only immediately prior to the Acceptance Time) has not been satisfied or, to the extent permitted by this Agreement and Applicable Law, waived by Merger Sub, then, Merger Sub may or, at the written request of the Company (which request shall have been approved by the Special Committee), Merger Sub shall (and Parent shall cause Merger Sub to), extend the Offer for one or more periods, in consecutive increments of not more than five Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) each (or such other duration as may be agreed to by Parent and the Company (which agreement shall have been approved by the Special Committee)), to permit such Offer Condition to be satisfied; provided that in no event shall Merger Sub be permitted without the Company’s prior written consent (which consent shall have been approved by the Special Committee) or required to extend the Offer pursuant to this clause (A) beyond one minute after 11:59 p.m., New York City time, on the date that is 20 Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date that all of the Offer Conditions (other than the Minimum Condition and any Offer Condition that, by its nature, is to be satisfied only immediately prior to the Acceptance Time) have been satisfied;

(B)     if, immediately prior to the then-effective expiration time of the Offer, the full amount of the Debt Financing necessary to pay the Required Amount would not be available to be funded at the consummation of the Offer and the Closing (other than as a result of a breach in any material respect by Parent or Merger Sub of any of their representations, warranties or covenants set forth in Section 6.07 or Section 8.03) if the Offer were not extended, then Merger Sub may or, at the written request of the Company (which request shall have been approved by the Special Committee), Merger Sub shall (and Parent shall cause Merger Sub to), extend the Offer for one or more periods, in consecutive increments of not more than five Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) (or such other duration, as may be agreed to by Parent and the Company (which agreement shall have been approved by the Special Committee)) to permit the funding of the full amount of the Debt Financing necessary to pay the Required Amount; provided that, as a condition to any extension of the Offer by Merger Sub pursuant to this clause (B) other than at the written request of the Company, prior to any then-effective expiration time of the Offer, Parent shall have delivered to the Company a notice (each such notice, a “Financing Extension Notice”) stating that the full amount of the Debt Financing is not available to be funded at the anticipated Acceptance Time; and

(C)     Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or by any rule, regulation or position of NYSE or by any applicable U.S. federal securities law. The time when the Offer expires (taking into account any permitted or required extensions in accordance with this Section 2.01(d)) is referenced herein as the “Expiration Time”.

(e)    Termination of the Offer. Merger Sub shall not (and Parent shall cause Merger Sub not to) terminate or withdraw the Offer prior to the Expiration Time unless this Agreement has been terminated in accordance with Section 11.01. Nothing in this Section 2.01 shall impair, limit or otherwise restrict the respective rights of the Company, Parent and Merger Sub to terminate this Agreement in accordance with Section 11.01. In the event that this Agreement is validly terminated in accordance with Section 11.01, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one Business Day), irrevocably and unconditionally terminate the Offer. In the event that the Offer is validly terminated, Merger Sub shall not acquire any Shares pursuant to the Offer and shall cause any depositary for the Offer acting on its behalf to return, in accordance with Applicable Law, any tendered Shares to the registered holders thereof.

(f)      Acceptance and Payment. Subject to the terms and conditions set forth in this Agreement and to the satisfaction or, to the extent permitted by this Agreement and Applicable Law, waiver by Merger Sub of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (i) accept for payment, promptly after the Expiration Time, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”, and the date on which the Acceptance Time occurs, the “Offer Closing Date”) and (ii) promptly thereafter, pay (or cause the Exchange Agent to pay) for such Shares.

Section 2.02    Company Actions.

(a)     Approval and Consent. The Company hereby approves and consents to the Offer and consents to the inclusion in the Offer Documents of the Company Board Recommendation (as it may be amended or modified) for so long as the Company Board Recommendation has not been withdrawn in accordance with Section 7.03(d).

(b)     Stockholder List; Record Date. As promptly as practicable after the date of this Agreement, the Company shall, or shall cause its transfer agent to, furnish Parent and Merger Sub with mailing labels setting forth the names and addresses of the record holders of Shares as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, participant lists from the Depository Trust Company and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares (including a “non-objecting beneficial owners” list), and shall furnish to Parent and Merger Sub such information and assistance (including by providing updated lists of stockholders, security position listings and computer files regarding the beneficial owners of Shares) as Parent and Merger Sub may reasonably request in communicating the Offer to holders of Shares. The date of the list used to determine the Persons to whom the Offer Documents are first disseminated is referenced herein as the “Stockholder List Date”. Parent, Merger Sub and their respective Affiliates and their respective Representatives shall hold in confidence the information contained in any such labels, listings and files and shall use such information only in connection with the Offer. If this Agreement is terminated in accordance with Section 11.01, Parent and Merger Sub, upon request of the Company, shall deliver to the Company or destroy (and shall cause their Representatives to deliver to the Company or destroy) all copies of such information then in their possession, in each case, in accordance with the Confidentiality Agreement. The Company Board shall fix the Stockholder List Date as the record date for purposes of determining stockholders entitled to receive the notice required by Section 262(d)(2) of Delaware Law in connection with the Merger.

(c)   Schedule 14D-9. On the Offer Commencement Date, as soon as practicable after the Schedule TO has been filed pursuant to Section 2.01(c), the Company shall file with the SEC and, to the extent required by applicable U.S. federal securities laws, disseminate to the holders of Shares, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, exhibits or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.03(b), shall include the Company Board Recommendation, and shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d) of Delaware Law in connection with the Merger at the time the Company first files the Schedule 14D-9 with the SEC. The Company shall also include in the Schedule 14D-9 the opinion of Morgan Stanley & Co. LLC (financial advisor to the Special Committee (the “Special Committee Financial Advisor”)) described in Section 5.23, in its entirety, and a description of such opinion and the financial analysis relating thereto. The Company shall use its reasonable best efforts to ensure that the Schedule 14D-9, and any amendments, exhibits or supplements thereto, to comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it or on its behalf for use in the Schedule 14D-9 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. In the event that any such correction is required, the Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case, to the extent required by applicable U.S. federal securities laws or the rules and regulations of NYSE. Parent and Merger Sub shall furnish to the Company the information relating to Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Parent, Merger Sub and their legal counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it or any amendment thereto is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their legal counsel. The Company shall provide Parent, Merger Sub and their legal counsel with (i) any comments or other communications, whether written or oral, that the Company or its legal counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by using reasonable best efforts to give Parent, Merger Sub and their legal counsel the opportunity to participate with the Company and its legal counsel in any substantive discussions or meetings with the SEC.

(d)     Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Merger Sub effective immediately after the Acceptance Time.

Section 2.03   Schedule 13E-3. On the Offer Commencement Date, Parent, Merger Sub and the Company shall file with the SEC, as and to the extent required by applicable U.S. federal securities laws, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments, supplements and exhibits thereto, the “Schedule 13E-3”) with respect to the transactions contemplated by this Agreement that, subject to Section 7.03(b), shall reflect the Company Board Recommendation. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it or on its behalf for use in the Schedule 13E-3 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. In the event that any such correction is required, Parent, Merger Sub and the Company shall use reasonable best efforts to cause the Schedule 13E-3 as so corrected to be filed with the SEC to the extent required by applicable U.S. federal securities laws or the rules and regulations of NYSE. Each of Parent, Merger Sub, the Company and their respective legal counsel shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 before it is filed with the SEC, and each Party shall give reasonable and good faith consideration to any comments made by any other Party or its legal counsel. Each Party shall provide the other Parties and their legal counsel with (i) any comments or other communications, whether written or oral, that such Party or its legal counsel may receive from time to time from the SEC or its staff with respect to the Schedule 13E-3 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

Article 3

The Merger

Section 3.01   Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be governed by, and effected pursuant to, Section 251(h) of Delaware Law and shall be effected as soon as practicable following the Acceptance Time without a vote on the adoption of this Agreement by the stockholders of the Company.

Section 3.02   Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, as soon as practicable following the consummation (as defined in Section 251(h) of Delaware Law) of the Offer, but in any event no later than the first Business Day after the Offer Closing Date, and immediately following the payment for the Shares in the Offer, or at such other place or time as Parent and the Company may mutually agree. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.

Section 3.03    Effective Time. At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State in accordance with Section 251 of Delaware Law. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later time as may be mutually agreed by Parent and the Company and specified in the Certificate of Merger. The time at which the Merger becomes effective is referenced herein as the “Effective Time”, and the date on which the Effective Time occurs is referenced herein as the “Effective Date”.

Section 3.04   Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.05    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of Merger Sub or of the Company:

(a)     each Share owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(b)     each Share owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(c)     each Share owned by any Subsidiary of the Company shall remain outstanding and automatically be converted into such number of shares of the Surviving Corporation so as to maintain the same relative ownership percentages following the Merger;

(d)     each Share outstanding immediately prior to the Effective Time (other than the Shares described in Section 3.05(a), Section 3.05(b) or Section 3.05(c) and the Dissenting Shares) shall be canceled and converted into the right to receive, upon surrender thereof, an amount equal to the Offer Price, subject to reduction for any applicable withholding Taxes, without interest, in cash (the “Merger Consideration”); and

(e)     each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.06    Dissenting Shares. Shares that are owned immediately prior to the Effective Time by any holder that is entitled to appraisal rights under Section 262 of Delaware Law and has properly exercised its demand for appraisal of such Shares in the time and manner provided in Section 262 of Delaware Law and, as of the Effective Time, has neither effectively withdrawn nor lost or forfeited its rights to such appraisal under Delaware Law (such shares, “Dissenting Shares”), shall not be canceled or converted into the right to receive the Merger Consideration, but instead shall, by virtue of the Merger, be canceled and converted into the right to receive only such consideration as shall be determined pursuant to Section 262 of Delaware Law; provided that, in the event that a holder of Dissenting Shares fails to perfect, withdraws, loses or forfeits its right to appraisal of such Dissenting Shares under Section 262 of Delaware Law, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such Dissenting Shares shall cease to be Dissenting Shares and, effective as of the Effective Time, shall automatically be canceled and converted into the right to receive the Merger Consideration in accordance with Section 3.05. The Company shall give Parent written notice of any demand for appraisal of Dissenting Shares (and of any withdrawal of such a demand) promptly upon receipt by the Company of the same, and Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demand. Except with the prior written consent of Parent, the Company shall not take any action with respect to any such demand (including making any payment in respect of, or offering to settle or settling, any such demand).

Section 3.07    Surrender and Payment.

(a)     Prior to the Acceptance Time, Parent shall appoint (pursuant to an agreement in a form reasonably acceptable to the Company) the Company’s transfer agent or another agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of (i) making payments to the holders of Shares entitled to receive the Offer Price pursuant to Section 2.01 and (ii) exchanging for the Merger Consideration (A) certificates representing Shares (the “Certificates”) or (B) uncertificated Shares represented by book entry (the “Uncertificated Shares”). At or prior to the Acceptance Time, Parent or one of its Affiliates shall deposit with the Exchange Agent, for the benefit of the holders of Shares validly tendered (and not validly withdrawn) pursuant to the Offer, cash in an amount sufficient to pay the aggregate Offer Price required to be paid pursuant to Section 2.01(f). At or prior to the Effective Time, Parent or one of its Affiliates shall deposit with the Exchange Agent, for the benefit of holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (such cash, together with the amount deposited pursuant to the immediately preceding sentence, the “Payment Fund”). The Payment Fund shall not be used for any other purpose and, in the event that the Payment Fund shall at any time be insufficient to make the payments of the Offer Price or the Merger Consideration contemplated by this Agreement, Parent shall, or shall cause one of its Affiliates to, promptly deposit additional funds with the Exchange Agent in an amount sufficient to make such payments. Promptly after the Effective Time, and in any event not later than three Business Days following the Effective Date, Parent shall cause the Exchange Agent to send to each holder of Shares as of the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)     Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. From and after the Effective Time, and until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any Shares.

(c)     If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)     From and after the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving

Corporation, Parent or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e)     Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.07(a) (and any interest or other income earned thereon) that remains unclaimed by any holder of Shares 12 months after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder that has not exchanged its Shares for the Merger Consideration in accordance with this Section 3.07 prior to such time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares, without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares as of immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(f)      Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.07(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

Section 3.08    Stock Options; Restricted Stock Units; Restricted Stock.

(a)     Company Stock Options. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or any securityholder, each vested or unvested Company Stock Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be deemed to be fully vested and shall be canceled and converted into the right to receive an amount equal to the product of (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per Share of such Company Stock Option and (ii) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time (such product, the “Option Consideration”), subject to reduction for any applicable withholding Taxes, without interest, in cash. For the avoidance of doubt, each Company Stock Option with an exercise price per Share equal to or greater than the Offer Price and that is unexercised immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)     Company RSUs. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or any securityholder, each vested or unvested Company RSU that is unexpired and outstanding immediately prior to the Effective Time shall be deemed to be fully vested (and any Company RSU subject to performance vesting conditions with a performance period that remains subject to performance vesting conditions as of the Effective Time (i.e., any Company RSU for which the level of performance vesting has not yet been determined) will be deemed achieved at target performance levels) and shall be canceled and automatically converted into the right to receive an amount equal to the product of (i) the Offer Price and (ii) the total number of Shares subject to such Company RSU immediately prior to the Effective Time (such product, the “RSU Consideration”), subject to reduction for any applicable withholding Taxes, without interest, in cash.

(c)    Company Restricted Stock; Company Performance-Based Restricted Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or any securityholder, each vested or unvested share of Company Restricted Stock or Company Performance-Based Restricted Stock that, in each case, is unexpired and outstanding immediately prior to the Effective Time shall be deemed to be fully vested (and any Performance-Based Restricted Stock with a performance period that remains subject to performance vesting conditions as of the Effective Time (i.e., any

Performance-Based Restricted Stock for which the level of performance vesting has not yet been determined) will be deemed achieved at target performance levels) and shall be canceled and automatically converted into the right to receive an amount equal to the product of (i) the Offer Price and (ii) the total number of such shares of Company Restricted Stock or Company Performance-Based Restricted Stock, as applicable (such product, the “Restricted Stock Consideration”), subject to reduction for any applicable withholding Taxes, without interest, in cash.

(d)     Payment Procedures. On the first regularly scheduled payroll date following the Effective Date, the Surviving Corporation shall pay the aggregate Option Consideration, RSU Consideration and Restricted Stock Consideration, as applicable, net of any applicable withholding Taxes, without interest, in cash, payable in respect of each of the Company Stock Options, Company RSUs, Company Restricted Stock and Company Performance-Based Restricted Stock through the payroll of the Surviving Corporation or an Affiliate thereof to the applicable holders of such Company Stock Options, Company RSUs, Company Restricted Stock and Company Performance-Based Restricted Stock. Notwithstanding the foregoing, if any payment owed to a holder of Company Stock Options, Company RSUs, Company Restricted Stock or Company Performance-Based Restricted Stock pursuant to this Section 3.08 cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation shall issue a check for such payment to such holder, which check will be sent by overnight courier to such holder no event later than the first regularly scheduled payroll date following the Effective Date.

(e)    Further Actions. Prior to the Effective Time, the Company shall take all actions as are reasonably necessary to (i) effectuate the treatment of the Company Equity Awards set forth in this Section 3.08, including obtaining consents from award holders and making any amendments to the terms of the applicable Company Stock Plan and award agreement governing such Company Equity Awards, as applicable, in accordance with Applicable Law and the terms of such applicable Company Stock Plan and award agreement and (ii) terminate, effective as of immediately prior to the Effective Time, the Company Stock Plans. The Company will use reasonable best efforts to ensure that, following the Closing Date, no participant in any Company Stock Plan or other Company Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

Section 3.09    Company ESPP. As of the date hereof, the Company has taken all actions necessary or required under the Company ESPP and Applicable Law to ensure that no offering shall be authorized, continued or commenced on or after the date hereof. The Company shall terminate the Company ESPP effective as of the Effective Time. Prior to the Closing Date, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP) that are necessary or appropriate to effect the foregoing.

Section 3.10  Adjustments. If, during the period between the date of this Agreement and the Closing, the outstanding Shares (or securities convertible or exchangeable into, or exercisable for, Shares) shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period or otherwise, but excluding any change that results from any issuance of Shares permitted by Section 7.01(c)), the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and proportionately adjusted, and such adjustment to the Offer Price and Merger Consideration shall provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 3.10 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.11   Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Merger Sub, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 or Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Exchange Agent, Merger Sub, the Surviving Corporation or Parent, as the case may be, so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, Merger Sub, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.12    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

Article 4

The Surviving Corporation

Section 4.01   Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall, subject to Section 8.02 hereof, be amended and restated to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except for the provisions relating to the name and the registered agent, which will not be so amended) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 4.02    Bylaws. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect at the Effective Time and, as so amended and restated, shall, subject to Section 8.02 hereof, be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 4.03    Directors and Officers.

(a)     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time and thereafter until their respective successors have been duly elected or appointed, as applicable, or until their earlier death, resignation or removal; and

(b)     the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time.

Article 5

Representations and Warranties of the Company

Subject to Section 12.06, except (i) as disclosed in the Company SEC Documents filed or furnished through the SEC’s Electronic Data Gathering, Analysis and Retrieval system on or after January 1, 2018 and publicly available prior to the date of this Agreement (provided that nothing shall be deemed to be a qualification of, or a modification to, the representations and warranties in Section 5.05), but, in each case, excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures to the extent they are cautionary, predictive or forward-looking in nature, (ii) for any Contracts between the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Affiliates, on the other hand, and (iii) as set forth in the applicable section of the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 5.01   Corporate Existence and Power.

(a)     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions in which failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of the certificate of incorporation, and the bylaws of the Company as in effect as of the date hereof.

(c)     The Company has not opted out of Section 251(h) of Delaware Law in the certificate of incorporation of the Company or taken any other action to preclude the use by the Company of Section 251(h) of Delaware Law.

Section 5.02   Corporate Authorization.

(a)     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of Delaware Law, no vote of the holders of any class or series of capital stock of the Company and no corporate proceedings on the part of the Company are necessary to adopt this Agreement or approve or consummate the transactions contemplated hereby, including the Offer and the Merger, other than the approval of the Company Board (upon recommendation of the Special Committee) as contemplated herein. This Agreement, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)     The Special Committee has been duly designated and, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Public Stockholders and (ii) made the Special Committee Recommendation. As of the date of this Agreement, the foregoing determinations and recommendations have not been rescinded, modified or withdrawn in any way.

(c)     At a meeting duly called and held, the Company Board, based on the Special Committee Recommendation, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement and declared it advisable for the Company to enter into this Agreement and consummate the transactions contemplated hereby, including the Offer and the Merger, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, (iv) resolved that the Merger shall be governed by, and effected pursuant to, Section 251(h) of Delaware Law and that the Merger shall be consummated as soon as practicable following the Acceptance Time and (v) made the Company Board Recommendation, in each case, on the terms and subject to the conditions set forth in this Agreement. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

Section 5.03   Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal or foreign securities laws, (iii) compliance with any applicable requirements of NYSE and (iv) any other actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04   Non-contravention. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)     the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company;

(b)    assuming that all actions and Filings referenced in Section 5.03 have been taken and made, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene, conflict with or result in a violation or breach of any provision of any Applicable Law;

(c)     assuming that all actions and Filings referenced in Section 5.03 have been taken and made, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding on, or any Permit of, the Company or any of its Subsidiaries (or any Contract to which any of their respective assets are subject); and

(d)     except in connection with the Debt Financing, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries.

Section 5.05   Capitalization.

(a)     The authorized capital stock of the Company consists of 200,000,000 Shares and 3,000,000 shares of preferred stock, par value $0.10 per share (collectively, the “Preferred Shares”).

(b)     As of the close of business on July 19, 2019, (i) 40,853,902 Shares were outstanding, (ii) no Preferred Shares were outstanding, (iii) 4,502,058 Shares were reserved and available for future issuance under the Company Stock Plans and (iv) 439,000 Shares were reserved and available for future issuance under the Company ESPP.

(c)     All outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of (and were issued in compliance with) any preemptive or similar rights, and all Shares reserved for future issuance, when issued, will be duly authorized, validly issued, fully paid, non-assessable and free of (and issued in compliance with) any preemptive or similar rights.

(d)     Section 5.05(d) of the Company Disclosure Schedule contains a complete and accurate list of the number of aggregate outstanding awards of Company Stock Options (including those intended to be “incentive stock options” within the meaning of Code Section 422), Company RSUs, Company Restricted Stock and Company Performance-Based Restricted Stock as of the close of business on June 25, 2019, and the Award List to be delivered pursuant to Section 7.11 will set forth a complete and accurate list of each such outstanding award as of the close of business on the Business Day prior to the date of delivery thereof. With respect to each such award, the Company has made available to Parent a list of (i) the name of the holder of such award, (ii) the date such award was granted, (iii) the number of Shares subject to such award, (iv) with respect to any award of Company Stock Options, the price at which such Company Stock Option may be exercised, (v) a description of the vesting conditions relating to such award, including any performance-based and time-based vesting schedule and a description of any terms under any Company Employee Plan, Company Stock Plan or award agreement thereunder which provide for accelerated vesting with respect to such award as a result of the consummation of the transactions contemplated by this Agreement, and (vi) with respect to any award of Company Stock Options, the date on which such Company Stock Option expires.

(e)     Other than the Company Equity Awards listed in Section 5.05(d) of the Company Disclosure Schedule or that may be issued after the date hereof as permitted under Section 7.01(c), there are no equity, equity-based or phantom equity awards outstanding under any Company Stock Plan or any other Company Employee Plan.

(f)      The exercise price of each Company Stock Option is not less than the fair market value of a Share on the date of grant of such Company Stock Option.

(g)     There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.05(g) and for changes since June 25, 2019 resulting from the exercise of Company Stock Options outstanding on such date, the issuance of shares pursuant to the vesting of Company RSUs, Company Restricted Stock or Company Performance-Based Restricted Stock outstanding on such date, in each case, in accordance with the terms of the applicable Company Stock Plan, as of the date of this Agreement there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities of, or ownership interests in, the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of any capital stock or other voting securities of, or ownership interests in, the Company (the items described in clauses (i) through

(iv), collectively, the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement (A) containing any obligation concerning the voting, transfer or registration of any Company Securities, (B) granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to Company Securities or (C) otherwise relating to, creating, establishing or defining the terms and conditions of any Company Securities.

(h)     No Shares or Company Securities are owned by any Subsidiary of the Company.

Section 5.06   Subsidiaries.

(a)     Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s Annual Report on Form 10-K (together with any exhibits and schedules thereto and other information incorporated therein), filed by the Company with the SEC on March 15, 2019, contains a complete and accurate list of all of the Subsidiaries of the Company as of the date hereof and their respective jurisdictions of organization.

(b)     All of the outstanding shares of capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than, in each case, Permitted Liens. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items described in clauses (i) through (iii), collectively, the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement (A) containing any obligation concerning the voting, transfer or registration of any Company Subsidiary Securities or (B) granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to Company Subsidiary Securities.

(c)     Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 5.07   SEC Filings and the Sarbanes-Oxley Act.

(a)    The Company timely has filed with or furnished to the SEC, and made available to Parent (to the extent that full, complete and unredacted copies have not been published on the SEC’s Electronic Data Gathering, Analysis and Retrieval system), all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since November 30, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto, and, except as set forth therein, to the knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review, comment or investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.

(b)     As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied (and each Company SEC Document filed after the date hereof will comply) in all material respects with the applicable requirements of NYSE, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and did not (and each Company SEC Document filed subsequent to the date hereof will not) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)    The Company and its Subsidiaries have established and maintained disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)    The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2017 through the date hereof.

Section 5.08   Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including the notes thereto) included or incorporated by reference in the Company SEC Documents (a) complied at the time they were filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (c) fairly present, in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries at the dates thereof and their consolidated results of operations, changes in capital and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09   Disclosure Documents.

(a)    Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9, the Schedule 13E-3 and any amendments or supplements thereto (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b)     Any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any amendment or supplement thereto and the time of such distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)     The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use (or incorporation by reference) in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)     The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Company Disclosure Documents based upon information supplied to Parent or Merger Sub by the Company or on its behalf specifically for use or incorporation by reference therein.

Section 5.10   Absence of Certain Changes. Since the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice, except in connection with this Agreement and the transactions contemplated hereby, and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.11    No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and reserved for in the Company Balance Sheet, (ii) liabilities or obligations incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice (excluding liabilities arising out of any breach of or default under a Contract binding on the Company or any of its Subsidiaries or violation of Applicable Law, or infringement or misappropriation), (iii) obligations expressly contemplated by, and fees and expenses payable to its external Representatives for services rendered in connection with, this Agreement and the transactions contemplated hereby, (iv) liabilities or obligations under Contracts binding on the Company or any of its Subsidiaries and existing as of the date of this Agreement or entered into after the date hereof as permitted under Section 7.01 of this Agreement by the Company or any of its Subsidiaries (excluding liabilities arising out of any breach or default under such Contracts) and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12   Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is, and since January 1, 2017, has been, in compliance with, has not been charged with or given written notice by any Governmental Authority of any violation of and, to the knowledge of the Company, is not under investigation with respect to, and has not been threatened to be charged with, any violation of, Applicable Law or the terms of any of its Permits, except for failures to comply or violations or alleged violations that have not had and, even if determined adversely to the Company, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against or affecting the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that prevents, enjoins, alters or materially delays, or would reasonably be expected to prevent, enjoin, alter or materially delay, the Offer, the Merger or any of the other transactions contemplated by this Agreement. The Company and each Subsidiary of the Company has all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.13   Litigation. There is no Proceeding (and, to the knowledge of the Company, no investigation) pending against or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator that, assuming such Proceedings or investigations were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.14    Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet, or acquired or leased after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no such property or assets are subject to any Lien except Permitted Liens.

Section 5.15    Intellectual Property.

(a)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries solely and exclusively owns all Company IP, free and clear of Liens (other than Permitted Liens), and (ii) the Company IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has valid and legally enforceable sufficient rights to (free and clear of any Liens other than Permitted Liens or restrictions that are contained in any licenses to the Company or its Subsidiaries) all Intellectual Property used in, or necessary for, the conduct of its business as currently conducted, (ii) neither the Company nor any of its Subsidiaries has, since January 1, 2017, infringed, misappropriated or violated any Intellectual Property of any Person, (iii) to the knowledge of the Company, no Person has infringed, misappropriated, or violated any material Company IP, (iv) there is not, and there has not been since January 1, 2017, any Proceeding (and to the knowledge of the Company, no investigation) pending or threatened, or any notice sent or received, in writing by or against the Company or any of its Subsidiaries regarding any infringement, misappropriation, or other violation, or the enforceability, ownership, or validity, of any Intellectual Property, or any Data Security Requirement or Security Incident and (v) the Company and its Subsidiaries have taken reasonable steps under the circumstances to maintain the confidentiality of all confidential information and trade secrets included in the Company IP, and no such confidential information or trade secrets included in the Company IP have been disclosed to any Person other than in the ordinary course of business.

(c)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have, since January 1, 2017, complied with all Data Security Requirements and maintained commercially reasonable policies, procedures, and rules regarding data privacy, protection and security, (ii) there have been no Security Incidents, (iii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and (iv) the Company and each of its Subsidiaries have taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures.

Section 5.16   Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)     Except for any Tax Return that includes Parent or any of its Subsidiaries, all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all respects.

(b)    The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and payable (whether or not shown as due on any Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books other than any such Taxes required to be paid by Parent or any of its Subsidiaries.

(c)     Neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax, except to the extent granted by Parent or any of its Subsidiaries.

(d)     There is no Proceeding (and to the knowledge of the Company, no investigation) pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any amount of Taxes or Tax asset.

(e)     No deficiency with respect to Taxes in respect of the Company or any of its Subsidiaries has been asserted as a result of any audit or examination by any Taxing Authority that is not adequately reserved for in the Company’s financial statements in accordance with GAAP or has not otherwise been resolved or paid in full.

(f)     Since January 1, 2017, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)    The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, stockholder, vendor or other Person.

(h)     Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any similar provision of Applicable Law.

(i)     Except to the extent resulting from the actions of Parent or any of its Subsidiaries, there are no Liens (other than Permitted Liens) for Taxes on any of the assets of the Company or any of its Subsidiaries.

(j)     Neither the Company nor any of its Subsidiaries is or will be required to include any income under Section 965 of the Code.

(k)     Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group of which the Company was the common parent, or of which Parent or any Subsidiaries of Parent is or has been a member) or (ii) has any actual or potential liability for the Taxes of any Person (other than the Company, any of its Subsidiaries or any member of a group of which Parent or any of its Subsidiaries is or has been a member) under Treasury Regulation Section 1.1502-6 or any similar provision of Applicable Law, as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to Taxes).

(l)    “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee. “Tax Return” means any report, return, document, declaration or other information or Filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 5.17   Employee Benefit Plans.

(a)     Section 5.17(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of each material Company Employee Plan.

(b)    Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, or has any liability with respect to any Company Employee Plan or other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA. Neither the Company nor any of its ERISA Affiliates has in the past six years incurred, or is reasonably expected to incur, any liability under Title IV of ERISA.

(c)     Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, there is no reason why any such determination letter would be reasonably likely to be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Company Employee Plan.

(d)     Except as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event) will not (i) result in any payment becoming due to any current or former Company Service Provider, (ii) accelerate the time of payment, funding or vesting or increase the amount of, or result in the forfeiture of, any compensation or benefit under any Company Employee Plan or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or trigger any other obligation under, any Company Employee Plan, (iii) result in the limitation or restriction of the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Employee Plan, or (iv) result in the payment of any amount that would not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code or would constitute an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to “gross-up”, indemnify or otherwise reimburse any current or former Company Service Provider for any Taxes imposed under Sections 409A or 4999 of the Code.

(e)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions and payments accrued under each Company Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(f)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and, since January 1, 2017, there has been, no Proceeding (and, to the knowledge of the Company, no investigation) pending against or, to the knowledge of the Company, threatened against any Company Employee Plan (or against the Company in respect of any Company Employee Plan) before any Governmental Authority.

(g)    Each Company Employee Plan has been maintained in material compliance with its terms and all Applicable Law, including ERISA and the Code, and the Company and its Subsidiaries have materially complied with Applicable Law with respect to each plan, arrangement or policy mandated by Applicable Law. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against, involves or, to the Company’s knowledge, is threatened against or threatens to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the PBGC.

(h)    Neither the Company nor any of its Subsidiaries has any current or projected liability in respect of, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Section 4980B of the Code or other Applicable Law). No events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any material Taxes or penalties against the Company or any of its Subsidiaries.

(i)     The Compensation Committee of the Company Board (the “Compensation Committee”) has (i) prior to the execution and delivery of this Agreement, duly and unanimously adopted resolutions approving (A) each Company Employee Plan and any other employment compensation, severance or employee benefit arrangement pursuant to which consideration is payable to any current or future officer, director or employee of the Company or any of its Subsidiaries, (B) the treatment of Company Equity Awards and all other rights under a Company Employee Plan or another employment compensation, severance or employee benefit arrangement in accordance with the terms of this Agreement and the applicable Company Employee Plan or other arrangement and (C) the terms of Section 3.08 of this Agreement and any other term of this Agreement which provides for consideration payable to any current or future officer, director or employee of the Company or any of its Subsidiaries (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act (the approvals and actions referenced in clauses (i) and (ii) above, the “Compensation Arrangement Approvals”). The Compensation Committee is (and was, at each time it acted as described in this Section 5.17(i)) composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 5.18   Labor Matters.

(a)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since January 1, 2017, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b)     Neither the Company nor any of its Subsidiaries is or, since January 1, 2017, has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or works council agreement, and, to the Company’s knowledge, since January 1, 2017, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit or works council relating to any Company Service Provider. There are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Company Service Providers. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened in writing against or affecting the Company or any of its Subsidiaries.

(c)     The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

Section 5.19   Environmental Matters.

(a)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2017 (or earlier if unresolved), no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (and, to the knowledge of the Company, no investigation) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law, (ii) the Company and its Subsidiaries are and, since January 1, 2017, have been, in compliance with all Environmental Laws, which compliance includes obtaining and maintaining all Environmental Permits necessary for the Company’s or its Subsidiaries’ operations, (iii) neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance, as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or leased, in the case of each so as to give rise to any liabilities of the Company or any Company Subsidiary pursuant to any Environmental Laws and (iv) neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liabilities of any other Person relating to Hazardous Substances or Environmental Laws.

Section 5.20    Material Contracts.

(a)     As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)      any lease (A) for real property or (B) for personal property, in the case of this clause (B), providing for annual rental payments in excess of $2,000,000;

(ii)     any Contract (A) resulting in aggregate payments by the Company and its Subsidiaries in excess of $3,000,000 in calendar year 2018 or (B) under which the Company or any of its Subsidiaries is contractually obligated to make payments in excess of $5,000,000 in the aggregate;

(iii)    any Contract (A) resulting in aggregate payments to the Company and its Subsidiaries in excess of $3,000,000 in calendar year 2018 or (B) under which the Company or any of its Subsidiaries is contractually entitled to receive payments in excess of $5,000,000 in the aggregate;

(iv)    any Contract relating to the disposition of any material business or material assets other than the sale of products or services in the ordinary course of business consistent with past practice (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of its Subsidiaries entered into since January 1, 2017;

(v)     any Contract relating to the acquisition of any material business or material assets (whether by merger, sale of stock, sale of assets or otherwise), other than acquisitions in the ordinary course of business consistent with past practice, (A) entered into since January 1, 2017 or (B) that contains any outstanding non-competition, earn-out or other contingent payment obligations or any other outstanding material obligation of the Company or any of its Subsidiaries;

(vi)    any Contract relating to indebtedness for borrowed money or the deferred purchase price of property for a principal amount or deferred purchase price (as applicable) in excess of $3,000,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset), any guarantees thereof or the granting of any Liens (other than Permitted Liens) over the property or assets of the Company or any of its Subsidiaries, other than Contracts solely among the Company and its wholly owned Subsidiaries;

(vii)   any Contract for the formation of (A) any legal partnership, joint venture or similar arrangement or (B) any other strategic alliance or similar arrangement, in the case of clause (B), that if terminated or not renewed would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(viii)  any stockholders’, investors rights’, registration rights or similar agreement or arrangement;

(ix)    any Contract pursuant to which the Company or any of its Subsidiaries grants or is granted any material or exclusive license, right or immunity (including any material covenant not to sue) with respect to any material Intellectual Property (other than licenses granted to the Company or any of its Subsidiaries for commercial off-the-shelf software generally available on nondiscriminatory pricing terms);

(x)     any Contract with any (A) present or former officer or director of the Company or any of its Subsidiaries under which the Company has any continuing obligations (other than indemnification agreements, employment agreements, customary employment documents, Contracts governing equity awards and the Company Stock Plan), (B) beneficial owner of five percent (5%) or more of the outstanding Shares or (C) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such officer, director, or beneficial owner;

(xi)     any Contract that includes any material “most favored nations” terms and conditions (including with respect to pricing) or minimum purchase arrangement;

(xii)   any Contract containing any provision or covenant that limits in any material respect the freedom of the Company or any of its Subsidiaries (or that purports, after the Closing, to limit in any material respect the freedom of Parent or any of its Affiliates) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates, other than Contracts containing customary provisions restricting solicitation of employees and agreements with recruiting agencies pursuant to which such agencies are granted the exclusive right to identify candidates for employment;

(xiii)  any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations involving payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case, (A) where such continuing payment obligations are reasonably expected to exceed $1,000,000 in the aggregate over the remaining term of such Contract and (B) that cannot be terminated by the Company or its Subsidiaries without payment or penalty without more than 60 days’ notice;

(xiv)   any Contract not terminable at will by the Company or any of its Subsidiaries for the employment of any executive officer or individual employee at the vice president level or above on a full-time, part-time, consulting or other basis providing annual compensation in excess of $3,000,000;

(xv)    any Contract pursuant to which any Person holds any naming rights with respect to any racetrack, including any material fixtures or improvements therein, with a fair market value in excess of $1,000,000; or

(xvi)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) other than any Company Employee Plan.

All Contracts of the type described in this Section 5.20(a), other than the Company Employee Plans, the Company insurance policies, this Agreement and the other agreements entered into in connection with the transactions contemplated by this Agreement, are referenced herein as “Material Contracts” (which term shall be deemed to include any Contract that would be a Material Contract if it had been entered into as of the date hereof).

(b)     Except for breaches, violations, defaults, waivers or enforcement failures which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is valid, binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and neither the Company nor any of its Subsidiaries has waived or failed to enforce any rights or benefits under any Material Contract, and (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, or would give to any Third Party any right of termination, amendment or cancellation of any Material Contract or any license thereunder, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

Section 5.21   Foreign Corrupt Practices and International Trade Sanctions.

(a)     Neither the Company nor any of its Subsidiaries or Affiliates, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its Affiliates, has taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to (i) any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, (ii) any person (whether or not a government official) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), to reward the person for acting improperly, or in circumstances where the recipient would be acting improperly by receiving the thing of value, or (iii) any person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a government official in order to influence or reward official action or to any person to influence such person to act improperly or reward the person for doing so. The Company and its Subsidiaries and Affiliates have conducted their businesses in compliance in all material respects with all applicable anti-corruption laws, including, without limitation, the Foreign Corrupt Practices Act, and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(b)     During the past five years, to the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, employee or officer (other than any Designated Individual) has engaged in, or is now engaged in, directly or indirectly, any unlawful dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union or other relevant sanctions authority (collectively, “Sanctions”).

(c)     To the Company’s knowledge, the Company and its Subsidiaries are and, during the past five years have been, in compliance in all material respects with, and have not been penalized for or under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Sanctions or export controls laws.

Section 5.22  Finders’ Fees. Except for the Special Committee Financial Advisor, a true and complete copy of whose engagement agreement will be provided to Parent promptly following the execution hereof, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.23   Opinion of Financial Advisor. The Special Committee has received the opinion (to be confirmed in writing) of the Special Committee Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Offer Price to be received by the Public Stockholders pursuant to the Offer and the Merger was fair, from a financial point of view, to the Public Stockholders. The Company shall deliver a true and complete copy of the written opinion of the Special Committee Financial Advisor to Parent for informational purposes only no later than one day after receipt thereof by the Company.

Section 5.24   Antitakeover Statutes and Rights Agreement. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect. The Company has taken all action necessary to exempt the execution, delivery and performance of this Agreement and the consummation of the Offer, the Merger and any other transaction contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither Section 203 of Delaware Law nor any other “control share acquisition”, “fair price”, “moratorium” or other antitakeover or similar Applicable Law enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.25   No Other Representations and Warranties. The Company acknowledges that, except as expressly set forth in Article 6, neither Parent nor Merger Sub has made any representation or warranty, express or implied, to the Company or any Subsidiary of the Company in connection with this Agreement or any of the transactions contemplated hereby.

Article 6

Representations and Warranties of Parent

Parent represents and warrants to the Company that:

Section 6.01     Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub is a wholly owned

Subsidiary of Parent, and, since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 6.02     Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03     Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws and (iii) any actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04     Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default (or constitute an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Affiliates is entitled under any provision of any Contract binding upon, or any Permit of, Parent or any of its Affiliates (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Affiliates, with only such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05     Disclosure Documents.

(a)     The Schedule TO, the Schedule 13E-3 and the Offer Documents, when filed, distributed or disseminated, as applicable, and any amendments or supplements thereto, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such Filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use (or incorporation by reference) in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(c)     The representations and warranties contained in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO, the Schedule 13E-3, the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent or Merger Sub by the Company or on its behalf specifically for use or incorporation by reference therein.

Section 6.06     Finders’ Fees. Except for BofA Securities, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 6.07     Financing. Parent has delivered to the Company a true, complete, accurate and fully executed copy of a debt commitment letter, dated as of the date hereof, among the Debt Financing Sources party thereto and Merger Sub and the related fee letter, redacted in a customary manner solely with respect to the fees, pricing caps, and certain economic terms (including customary market flex terms), which redacted information does not adversely affect the amount, availability, or conditionality of the funding of the Debt Financing, in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date hereof, pursuant to which and subject to the terms and conditions thereof, the Debt Financing Sources have committed to lend the amounts set forth therein to Merger Sub (the provision of such funds as set forth therein, the “Debt Financing”) for the purposes set forth therein (such debt commitment letter, the “Debt Commitment Letter”). The Debt Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement and, to the knowledge of Parent, no such withdrawal, rescission, amendment, restatement, modification or waiver is contemplated (other than any such amendment, modification, or restatement to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof). As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Merger Sub and, to the knowledge of Parent, each of the other parties thereto, subject, in each case, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. There are no conditions precedent or contingencies directly or indirectly related to the funding of the Debt Financing pursuant to the Debt Commitment Letter except as expressly set forth therein. At the Closing, after taking into account the Debt Financing, cash on hand, available lines of credit and other sources of immediately available funds available to Parent, Parent and Merger Sub will have funds in an amount sufficient to pay all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and Merger Consideration, the payment of any amounts outstanding under the Company’s Existing Credit Agreement, all cash amounts to be paid with respect to the outstanding Company Equity Awards pursuant to Section 3.08 and all fees and expenses expected to be incurred in connection therewith (such amount, the “Required Amount”). As of the date of this Agreement, to the knowledge of Parent, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would (A) constitute a material breach or default of any provision of the Debt Commitment Letter by Parent or any other party thereto or otherwise cause any portion of the Debt Financing to be unavailable or (B) otherwise result in the Debt Financing not being available on a timely basis at or prior to the time that the Closing is required to occur pursuant to the terms of this Agreement in order to consummate the transactions contemplated by this Agreement. As of the date hereof, no Debt Financing Source has notified Parent or Merger Sub of its intention to terminate the Debt Commitment Letter or not provide the Debt Financing. As of the date of this Agreement there are no side letters or other agreements, Contracts, arrangements or understandings (written or oral) directly or indirectly related to the funding of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. Parent and Merger Sub have paid in full any and all commitment fees and other fees required to be paid on or prior to the date hereof under the terms of the Debt Commitment Letter. As of the date of this Agreement, each of Parent and Merger Sub (A) is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent or Merger Sub in the Debt Commitment Letter inaccurate in any material respect and (B) has no reason to believe that any of the conditions precedent to the funding of the Debt Financing will not be satisfied on a timely basis or that the Debt Financing will not be made available on the Closing Date.

Section 6.08     Litigation. There is no Proceeding (and, to the knowledge of Parent, no investigation) pending against or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom Parent or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator that, assuming such Proceedings or investigations were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.09     Ownership of Shares. As of the date hereof, the Affiliated Stockholders collectively beneficially own 29,439,910 Shares. As of immediately prior to the Effective Time, except for Shares acquired after July 22, 2019 pursuant to the exercise or vesting, as applicable, of Equity Awards outstanding on such date in accordance with the terms thereof that are in effect on such date, the Affiliated Stockholders will collectively beneficially own 29,439,910 Shares.

Section 6.10     No Other Transactions. As of the date hereof, no Affiliated Stockholder is party to any Contract (other than this Agreement) or commitment to enter into any Contract (i) with any member of the Company’s management or any of the Company’s officers or directors that relate in any way to the Offer, the Merger or the other transactions contemplated by this Agreement or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration.

Section 6.11     No Other Representations and Warranties. Parent and Merger Sub acknowledge that, except as expressly set forth in Article 5, neither the Company nor any Subsidiary of the Company has made any representation or warranty, express or implied, to Parent or Merger Sub in connection with this Agreement or any of the transactions contemplated hereby.

Article 7
Covenants of the Company

The Company agrees that:

Section 7.01     Conduct of the Company. During the Pre-Closing Period, and subject to the exceptions in clauses (w) through and including (z) in the third sentence of this Section 7.01, the Company shall, and shall cause each of its Subsidiaries to, conduct the business of the Company and its Subsidiaries in the ordinary course consistent with past practice in all material respects. Without limiting the generality of the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) preserve intact in all material respects the present business organization and assets of the Company and its Subsidiaries, (ii) maintain in effect the Permits of the Company and its Subsidiaries, (iii) keep available the services of the directors, officers, key employees and key consultants of the Company and its Subsidiaries and (iv) maintain in all material respects satisfactory relationships with the customers, lenders, suppliers, vendors and others having significant business relationships with the Company and its Subsidiaries and with Governmental Authorities. Without limiting the generality of the foregoing, from the date hereof until the Closing, except, subject to Section 12.06, (w) as expressly contemplated or required by this Agreement or as required by Applicable Law, (x) as set forth in the corresponding subsection of Section 7.01 of the Company Disclosure Schedule, (y) with respect to actions taken or omitted by, or at the specific direction of, any Designated Individual or (z) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(a)     amend the certificate of incorporation, bylaws or other Organizational Documents of the Company or any of its Subsidiaries;

(b)     (i) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or other property or any combination thereof) in respect of any Company Securities or Company Subsidiary Securities, except for the Company’s regular quarterly dividend of up to $0.15 per Share per quarter with record and payment dates consistent with the quarterly record and payment dates in 2018 and cash dividends payable by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities or Company Subsidiary Securities other than, in the case of this clause (iii), in connection with (A) the satisfaction by the Company of tax withholding obligations upon exercise of Company Stock Options or the vesting or settlement of any Company RSUs, Company Restricted Stock or Company Performance-Based Restricted Stock and (B) exercise price net settlements upon exercise of Company Stock Options, in the case of each of clauses (A) and (B), in accordance with the terms on the date hereof of the Company Stock Plan and the applicable award agreement;

(c)     (i) issue, grant, sell or otherwise deliver any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of Company Stock Options or purchase rights under the Company ESPP, in each case, that are outstanding on the date hereof in accordance with their terms on the date hereof, (B) any Shares upon the vesting of Company RSUs, Company Restricted Stock or Company Performance-Based Restricted Stock that are outstanding on the date hereof in accordance with their terms on the date hereof or (C) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company, (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise) or (iii) issue or grant any award, or amend or modify the terms of any outstanding award, under any Company Stock Plan, Company Employee Plan or otherwise, or accelerate the vesting or payment of any Company Equity Awards;

(d)     incur any capital expenditures or any obligations or liabilities in respect thereof, except up to the aggregate amount contemplated by the capital expenditure budget as approved by the Company Board prior to the date hereof and any unbudgeted capital expenditures not to exceed $5,000,000 individually or $30,000,000 in the aggregate;

(e)     (i) merge or consolidate with any other Person, (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests in entities or businesses, other than, in the case of clause (ii), supplies, equipment or inventory in the ordinary course of business consistent with past practice or acquisitions for consideration less than $1,000,000 individually or $5,000,000 in the aggregate or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f)     sell, lease, license or otherwise transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or otherwise abandon, permit to lapse or fail to maintain, any of the Company’s or its Subsidiaries’ material assets, securities, properties, interests in entities or businesses (in each case, including any Company IP), other than sales of products, services, inventory or obsolete equipment and non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice;

(g)     make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company or (ii) advances to its employees in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice;

(h)     create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (including through borrowings under any of the Company’s existing credit facilities), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) any indebtedness for borrowed money incurred under the Credit Agreement to finance working capital needs incurred in the ordinary course of business consistent with past practice and (ii) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries, or among the Company’s wholly owned Subsidiaries, in the ordinary course of business consistent with past practice;

(i)     (i) enter into (including by amendment of any Contract such that such Contract becomes a Material Contract), amend, modify in any material respect or renew any Material Contract, (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract or (iii) voluntarily accelerate, terminate or cancel, or fail to exercise a renewal option for, any Material Contract (in the case of each of the clause (i), (ii) or (iii), other than entering into or amending Material Contracts that are Material Contracts solely as a result of Section 5.20(a)(i), (ii) or (iii), in each case, in the ordinary course of business consistent with past practice);

(j)     except as required by Applicable Law or the terms of a Company Employee Plan in effect on the date hereof, (i) make any material grant or material increase or promise to increase, or take any action to accelerate the vesting or payment of, any compensation, bonus, change in control, equity or equity-based awards, severance, retention or termination pay, or benefits of any current or former Company Service Provider, other than increases in salary or hourly wage rates in the ordinary course of business consistent with past practice, (ii) establish, adopt, enter into, amend or terminate, or otherwise increase benefits payable under, any Company Employee Plan, collective bargaining agreement, or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, (iii) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Taxes imposed under Sections 409A or 4999 of the Code, (iv) hire any new executive officer of the Company; or (v) terminate any executive officer other than for cause (as determined by the Company or its Subsidiaries in its reasonable discretion and in accordance with Applicable Law);

(k)     change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(l)     pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy, (i) any stockholder litigation or dispute against the Company, any of its Subsidiaries or any of their officers or directors (whether relating to this Agreement or otherwise) or (ii) any Proceeding, investigation or any other liability or obligation (whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise), other than, in the case of this clause (ii), the payment, discharge, settlement or satisfaction (solely through payment of money) of (A) liabilities or obligations (other than with respect to Proceedings or investigations) incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby and (B) Proceedings, investigations, liabilities and obligations in amounts not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

(m)     make, rescind or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Return or file a claim for a material Tax refund, obtain or enter into any Tax ruling or closing agreement with respect to material Taxes, extend or waive the statute of limitations with respect to any material Tax or material Tax Return, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(n)     withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals; or

(o)     authorize, agree or resolve to do any of the foregoing.

Section 7.02     Access to Information. During the Pre-Closing Period, and subject to Applicable Law, the Company shall (i) give Parent and its Representatives reasonable access to the offices, properties, assets, books and records of the Company and its Subsidiaries upon reasonable prior notice and during normal business hours, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent and its Representatives in their investigation of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to this Section 7.02 to the extent that (A) any Applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information or (B) disclosure of any such information would result in the loss of attorney-client privilege (but, in each case, the Company shall use its commercially reasonable efforts to (x) develop an alternative to providing such information that is reasonably acceptable to Parent or (y) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would permit the disclosure of such information without violating such Applicable Law or attorney-client privilege). No information or knowledge obtained in any investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. All information provided by the Company or any of its Affiliates, or by any Representative of the Company or of any of its Affiliates, pursuant to this Section 7.02 that constitutes Proprietary Information (as defined in the Confidentiality Agreement) shall be kept confidential in accordance with the Confidentiality Agreement.

Section 7.03     No Solicitation; Other Offers.

(a)     General Prohibitions.

(i)     From the date of this Agreement until the Acceptance Time, except as expressly permitted by this Section 7.03 and for actions taken or omitted by, or at the specific direction of, any Designated Individual, neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall cause its and their respective officers and directors (other than any Designated Individual) and shall use their reasonable best efforts to cause its and their respective employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (each of the foregoing, a “Representative”) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate with, or knowingly assist, participate in or encourage any effort by any Third Party or

Representative thereof that has made, is seeking to make or would reasonably be expected to make an Acquisition Proposal (other than to refer them to the terms of this Agreement that prohibit such discussions), (iii) (A) fail to include the Company Board Recommendation or the Special Committee Recommendation in the Schedule 14d-9 or withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation or the Special Committee Recommendation or (B) recommend an Acquisition Proposal or (C) make any public proposal to withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation or Special Committee Recommendation (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) approve any transaction under, or take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions of, Section 203 of Delaware Law or any provision contained in the Company’s Organizational Documents having similar effect or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar agreement or instrument relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 7.03(b)).

(ii)     The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party or Representative thereof with respect to any Acquisition Proposal and shall use reasonable best efforts to cause any such Third Party (together with its Representatives) that has executed a confidentiality agreement in connection with any Acquisition Proposal since the date that is one year prior to the date hereof and is in possession of confidential information heretofore furnished by or on behalf of the Company or any of its Subsidiaries in connection with the consideration of an Acquisition Proposal (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information) to return or destroy all such information as promptly as practicable.

(iii)     Nothing contained herein shall prevent the Company Board or the Special Committee from (A) complying with Rule 14e-2(a) under the Exchange Act, (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (C) making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act; provided, however, that any such disclosure or public statement that contains an Adverse Recommendation Change shall be subject to the provisions of this Section 7.03(a) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a customary “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not, in and of itself, be deemed to be an Adverse Recommendation Change).

(b)     Exceptions. Notwithstanding Section 7.03(a), at any time prior to the Acceptance Time:

(i)     following the receipt by the Company of a bona fide, unsolicited written Acquisition Proposal made after the date hereof, and provided that the Company has complied with Section 7.03(a) (other than de minimis breaches), if the Special Committee determines in good faith, by a duly adopted resolution, after consultation with its financial advisor and outside legal counsel, (A) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) that the failure to take the actions set forth in the succeeding clauses (1) and (2) with respect to such Acquisition Proposal would be inconsistent with the Special Committee’s fiduciary duties under Applicable Law, then the Company may, in response to such Acquisition Proposal, (1) engage in negotiations or discussions with the Third Party that made such Acquisition Proposal regarding such Acquisition Proposal and (2) furnish information relating to the Company and its Subsidiaries and afford access to the business, properties, assets, books or records of the Company and its Subsidiaries to such Third Party pursuant to a confidentiality agreement between the Company and such Third Party containing terms and conditions enabling the Company to comply with its obligations to Parent pursuant to this Section 7.03 and that are otherwise customary with respect to transactions of the nature contemplated by such Acquisition Proposal (an “Acceptable Confidentiality Agreement”), a copy of which Acceptable Confidentiality Agreement shall be provided to Parent; provided that all such information and access (to the extent that such information or access has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, before or substantially at the same time such information or access is provided or made available to such Third Party;

(ii)     subject to compliance with Section 7.03(d), if the Company has received a Superior Proposal, then the Company Board (upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change; and

(iii)     subject to compliance with Section 7.03(d), the Company Board, acting at the recommendation of the Special Committee, may make an Adverse Recommendation Change in response to a material event, change or development in circumstances arising after the date hereof that was neither known by, nor reasonably foreseeable to, the Special Committee prior to or on the date hereof and does not involve or relate to an Acquisition Proposal (an “Intervening Event”), if the Special Committee has determined in good faith, by a duly adopted resolution, after consultation with its outside financial advisor and legal counsel, that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under Applicable Law.

(c)     Required Notices. None of the Company Board, the Special Committee, the Company, any Subsidiary of the Company or any Representative of any of the foregoing shall take any of the actions referred to in Section 7.03(b)(i) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking any such action, the Company shall continue to advise Parent on a reasonably current basis of the status and material terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) after the date hereof of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made or could reasonably be expected to make an Acquisition Proposal. The Company shall provide such notice in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent by or provided to the Company or any of its Subsidiaries or any of their respective Representatives that describe any material terms or conditions of, or other material information relating to, any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d)     “Last Look”. Neither the Company Board nor the Special Committee shall make an Adverse Recommendation Change pursuant to Section 7.03(b)(ii) or Section 7.03(b)(iii) or otherwise unless (i) the Company provides written notice to Parent at least three Business Days before taking such action of its intention to do so (such period of three Business Days, the “Negotiation Period”), (ii) (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 7.03(b)(ii), such notice specifies in reasonable detail the basis for the Adverse Recommendation Change, attaches the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and identifies the Third Party making the Superior Proposal or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event pursuant to Section 7.03(b)(iii), such notice includes a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such Adverse Recommendation Change and, during the Negotiation Period, to the extent Parent wishes to negotiate, the Company negotiates, and causes its Representatives to negotiate, in good faith with Parent and its Representatives with respect to any changes proposed by Parent in writing during the Negotiation Period to the terms and conditions of this Agreement or the transactions contemplated hereby (or with respect to other proposals made by Parent) and (iii) Parent does not, prior to 11:59 p.m., New York City time, on the final day of the Negotiation Period, submit in writing proposed changes to this Agreement that, if accepted, (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 7.03(b)(ii), would cause such Superior Proposal to no longer be a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of any Superior Proposal described in the foregoing clause (ii)(A) shall require a new written notification from the Company and a new three-Business Day period under this Section 7.03(d), which shall also be deemed to be a “Negotiation Period” under this Section 7.03(d)) or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event pursuant to Section 7.03(b)(iii), would eliminate the basis for such Adverse Recommendation Change under Section 7.03(b).

Section 7.04     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to such shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.05     Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable on its part under Applicable Law and the rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.06     Compensation Arrangements. Prior to the Acceptance Time, the Company (acting through the Compensation Committee) will take all steps that may be necessary or reasonably advisable to cause each Compensation Arrangement that has not previously been subject to the Compensation Arrangement Approvals described in Section 5.17(i) to be approved by the Compensation Committee (comprised solely of “independent directors” determined in the manner described in the last sentence of Section 5.17(i)) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 7.07     Takeover Statutes. The Company shall (a) take all actions necessary so that no “control share acquisition”, “fair price”, “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement, to take all actions necessary so that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

Section 7.08     Stockholder Litigation. From and after the date of this Agreement, the Company shall notify Parent of any Proceedings (including derivative claims) commenced or, to the knowledge of the Company, threatened against the Company or its directors or executive officers relating to this Agreement, the Offer, the Merger or the other transactions contemplated hereby as promptly as reasonably practicable after becoming aware of the same and shall keep Parent reasonably promptly and reasonably informed regarding any such Proceeding. The Company shall give Parent the opportunity to participate in the defense or settlement of any such Proceeding and shall give due consideration to Parent’s views with respect thereto. The Company shall not settle or compromise, or agree to settle or compromise, any such Proceeding without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 7.09     Financing Cooperation.

(a)     During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, cooperate with Parent, Merger Sub and their respective Representatives in connection with the Debt Financing (for the purposes of this Section 7.09, the term “Financing” and “Debt Financing” shall be deemed to include customary high-yield non-convertible debt securities offering to be issued or incurred in lieu of or in addition to the Debt Financing), including by using its and their reasonable best efforts to:

(i)     provide the Required Information and such other financial and other pertinent information regarding the Company and its Subsidiaries and the transactions contemplated by this Agreement as may be reasonably requested in connection with the Debt Financing, including in connection with (A) the preparation of rating agency presentations, lender or investor presentations, information memoranda, offering memoranda, private placement memoranda (including under Rule 144A under the Securities Act), road show presentations and similar documents (collectively, “Marketing Materials”), (B) the preparation by Parent, Merger Sub and their respective Representatives of pro forma financial statements satisfying the requirements of the Debt Commitment Letter and (C) due diligence investigations by any Debt Financing Source or its Representatives; provided that, prior to the Closing Date, the Company shall ensure that the Required Information and other information provided pursuant to this clause (i), when taken as a whole, does not contain any untrue statement of a material fact regarding the Company or any of its Subsidiaries or omit to state any material fact regarding the Company or any of its Subsidiaries that is necessary to make such Required Information not materially misleading in light of the circumstances under which such statements have been made (giving effect to all supplements and updates provided thereto);

(ii)     cause its Representatives to participate, at reasonable times and locations and upon reasonable notice, in a reasonable number of meetings, conference calls, presentations, road shows, due diligence sessions, sessions with rating agencies and other marketing efforts by Parent, Merger Sub, any Debt Financing Source and their respective Representatives with respect to the Debt Financing;

(iii)     assist with the preparation of Marketing Materials and with the negotiation and preparation of credit agreements, guarantees, pledges, security documents, certificates and other definitive documentation relating to the Debt Financing (including, in each case, any schedules thereto);

(iv)     facilitate the pledging of collateral including by cooperating in connection with the payoff of existing indebtedness and the release of related Liens and the termination of security interests (including by delivering prepayment or termination notices as required by the terms of any existing indebtedness and delivering payoff letters or UCC-3 or equivalent financing statements or termination notices);

(v)     take all corporate actions (which actions shall not be effective prior to the Closing) required (i) to authorize the execution by the Company or any of its Subsidiaries of each definitive document relating to the Debt Financing to which it is specified to be a Party and (ii) to permit the consummation of the Debt Financing and the granting and perfection of security interests in collateral with respect thereto;

(vi)     provide customary authorization and management representation (including, in each case, a customary “Rule 10b-5” representation with respect to information contained in the relevant bank marketing materials relating to the Company and its Subsidiaries) to the Debt Financing Parties authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders and otherwise executing and delivering as of (but not before and not to be effective until) the Closing any related certificates or documents as may be reasonably requested by Parent or Merger Sub (including a certificate of the chief financial officer of the Company) with respect to due diligence items related to the offering memorandum;

(vii)     assist Parent and Merger Sub in obtaining corporate and facilities ratings from any rating agencies in connection with the Debt Financing and upon reasonable request, identifying any material nonpublic information contained in the relevant Marketing Materials and complying with Regulation FD to the extent applicable to such material non-public information;

(viii)     obtain from the Company’s independent accountants consents to the use of their reports in materials relating to the Debt Financing and using reasonable best efforts to cause its or its Subsidiaries’ independent accountants to cooperate with the Debt Financing, including by using reasonable best efforts to provide “customary” comfort letters (including as to “customary” negative assurances) and “bring-down” letters in connection with the Debt Financing and facilitating direct contact with such independent auditors for participation in a reasonable number of due diligence sessions and other meetings; and

(ix)     provide, no later than five Business Days prior to the Closing Date, all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 reasonably requested in writing by Parent no later than ten Business Days prior to the Closing Date;

provided that nothing in this Section 7.09(a) shall require the Company or any of its Subsidiaries or any Representative thereof (A) to execute, deliver or enter into or perform any agreement, document or instrument that is not contingent upon the occurrence of the Closing (other than the execution of customary authorization letters or management representation letters included in the Marketing Materials) or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that is not contingent on the occurrence of the Closing, (B) to provide cooperation to the extent that such cooperation would, in the good faith determination of the Company, interfere unreasonably with the business or operations of the Company or its Subsidiaries, (C) to waive or amend any provision of this Agreement, (D) to take any action that would conflict with or violate Applicable Law, any Material Contract, or the Organizational Documents of such Person, (E) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability or (F) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries; provided that, the Company shall disclose that it is withholding such information on such basis and use commercially reasonable efforts to provide such information in a manner that would not breach such privilege. To the extent the Closing does not occur, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, any of its Subsidiaries or any of their respective Representatives in connection with any actions taken in connection with the Debt Financing or otherwise pursuant to this Section 7.09. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them in connection therewith, any action taken pursuant to this Section 7.09 and any information used in connection with the foregoing (other than information provided in writing by the Company or its Subsidiaries specifically in connection with its obligations pursuant to this Section 7.09).

(b)     The Company hereby consents to the reasonable use, in a manner that is not intended or reasonably likely to harm or disparage the Company or any of its Subsidiaries, of the trademarks, service marks and logos of the Company and its Subsidiaries in connection with the syndication, underwriting, marketing and consummation of the Debt Financing.

(c)     All information provided by the Company or any of its Affiliates, or by any Representative of the Company or of any of its Affiliates, in connection with the Debt Financing that is required to be kept confidential shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information in connection with the syndication of the Debt Financing to any Debt Financing Source, rating agency or prospective lender or holder that enters into a customary confidentiality undertaking with respect to such information.

Section 7.10     Existing Company Indebtedness.

(a)     The Company shall deliver to Parent copies of payoff letters specifying the aggregate amount required to be paid to fully satisfy all obligations (including principal, interest fees, breakage costs, premiums, expenses and other amounts payable under the Existing Credit Agreement but excluding contingent indemnification obligations and other obligations that expressly survive the termination of the Existing Credit Agreement) that will be outstanding as of the Closing under the Existing Credit Agreement and providing for the release, simultaneously with the receipt of payment thereunder, of all Liens and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations.

(b)     Subject to Section 7.10(c), Section 7.10(d) and Section 7.10(e), if requested by Parent in writing, the Company shall to the extent permitted by the Existing Indenture use its commercially reasonable efforts to (i) at the Closing, issue a notice of optional redemption (collectively, the “Existing Notes Redemption Notice”) for all of the outstanding principal amount of Existing Senior Notes pursuant to the requisite provisions of the Existing Indenture in accordance with the time period contemplated thereby, (ii) cooperate with Parent to commence (A) one or more offers to purchase any or all of the Existing Senior Notes for cash or (B) one or more offers to exchange any or all of the Existing Senior Notes for securities issued by Company, Parent or any of Parent’s Affiliates, (iii) cooperate with Parent to conduct one or more consent solicitations to obtain from the requisite holders of the Existing Senior Notes consent to certain amendments to or waivers under the Existing Indenture or (iv) at the Closing, take actions reasonably requested by Parent that are reasonably necessary for the satisfaction, discharge or defeasance of Existing Senior Notes pursuant to the applicable provisions of the Existing Indenture, and shall satisfy, discharge or defease, as applicable, such Existing Senior Notes at the Closing in accordance with the terms of the Existing Indenture (the transactions contemplated by the foregoing clauses (i) through (iv), collectively, the “Existing Notes Transactions”); provided that (I) any purchases or exchanges by the Company pursuant to clause (ii), the entry into any supplemental indenture, amendment or waiver of the Existing Indenture pursuant to clause (iii), the satisfaction, discharge or defeasance of the Existing Senior Notes pursuant to clause (iv) and any other action described in this Section 7.10(b) that can be conditioned on the occurrence of the Closing, will be so conditioned (unless otherwise requested in writing by Parent and agreed by the Company and approved by the Special Committee), (II) no offer to purchase or offer to exchange pursuant to clause (ii) or consent solicitation pursuant to clause (iii) shall conflict with or violate any Applicable Law (it being understood that the Company shall not be required to take any action that, in the reasonable judgment of the Company based on advice of legal counsel, does not comply with Rule 14e-1 promulgated under the Exchange Act) and (III) on or prior to the earlier of the Effective Time and the time the Company is required to pay for any offer to purchase, offer to exchange, consent solicitation, satisfaction, discharge or defeasance in accordance with this Section 7.10(b), Parent shall deposit, or cause to be deposited, with the holders of the Existing Senior Notes, the trustee under the Existing Indenture or other applicable agent or intermediary cash or cash equivalents sufficient to effect such offer to purchase, offer to exchange, consent solicitation, satisfaction, discharge or defeasance (and in the event of any loss or deficiency with respect to the funds deposited with such holders, trustee, or other agent or intermediary Parent shall deposit additional funds sufficient to satisfy such offer to purchase, offer to exchange, consent solicitation, satisfaction, discharge or defeasance, as applicable).

(c)     Parent shall prepare all necessary and appropriate documentation in connection with any Existing Notes Transaction, including the Existing Notes Redemption Notice, any certificates, opinions (which opinions, for the avoidance of doubt, shall be delivered by counsel to the Parent and not counsel to the Company), agreements or other documents, as applicable; provided that the Company shall timely furnish the trustee with such executed officers’ certificates and other documentation prepared by Parent and reasonably requested by the Parent or trustee in connection with the Existing Notes Transaction. The delivery of any documents to the trustee or to the holders of any Existing Senior Notes in connection with any Existing Notes Transaction shall be subject to the prior review of, and comment by, the Company and its legal counsel, and shall be reasonably acceptable to them.

(d)     In connection with any Existing Notes Transaction, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected and shall timely furnish the dealer manager(s), information agent(s), depositaries and other agents with such executed officers’ certificates and other documentation prepared by Parent and reasonably requested by the Parent, dealer manager(s), information agent(s), depositaries and other agents in connection with an Existing Notes Transaction; provided that (i) neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its Subsidiaries shall be a party or have any obligations under, in each case, that are effective prior to the Closing and (ii) neither the Company nor any of its Subsidiaries (or any of their counsel) shall be required to deliver any legal opinions in connection with any Existing Notes Transactions.

(e)     To the extent the Closing does not occur, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, any of its Subsidiaries or any of their respective Representatives in connection with any actions taken in connection with Section 7.10 and the Existing Notes Transactions. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with Existing Notes Transactions and any action taken by them in connection therewith and any action taken pursuant to this Section 7.10.

Section 7.11     Award List. At least two Business Days prior to the Closing Date, the Company shall provide to Parent a complete and accurate list (the “Award List”) of each outstanding award of Company Stock Options (including those intended to be “incentive stock options” within the meaning of Code Section 422), Company RSUs, Company Restricted Stock and Company Performance-Based Restricted Stock as of the close of business on the Business Day prior to the date of delivery thereof (including, for the avoidance of doubt, the information contemplated by the second sentence of Section 5.05(d)).

Article 8
Covenants of Parent

Section 8.01     Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. Neither Parent nor Merger Sub shall take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of Delaware Law.

Section 8.02     Director and Officer Liability.

(a)     From and after the Effective Time, to the extent permitted by Applicable Law, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) exculpate, indemnify and hold harmless the present and former officers, managers and directors of the Company and any of its Subsidiaries (each, an “Indemnified Person”) against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable and documented fees, costs and expenses, including reasonable and documented attorneys’ fees and disbursements, incurred in connection with any actual or threatened claim, action, suit, assessment, audit, proceeding or investigation arising out of or pertaining to or by reason of the fact that an Indemnified Person is or was an officer, manager or director of the Company or any of its Subsidiaries or, while serving as an officer, manager or director of the Company or any of its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, manager, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, in each case, including such matters that exist or occur prior to the Effective Time, including the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time (each, an “Indemnified Proceeding”). In the event of any Indemnified Proceeding, (i) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of such Indemnified Proceeding from the Surviving Corporation; provided that any person to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Indemnified Proceeding in which indemnification could be sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Indemnified Proceeding or such Indemnified Person otherwise consents thereto in writing and (iii) the Surviving Corporation shall cooperate in the defense of any such matter to the fullest extent provided by Applicable Law and under the Company’s certificate of incorporation and bylaws in effect on the date hereof. Notwithstanding anything herein to the contrary, if any actual or threatened Proceeding or investigation (whether asserted or claimed prior to, at or after the Effective Time) requiring indemnification or advancement under this Section 8.02 is instituted against any Indemnified Person prior to the date that is six years after the Effective Date, the provisions of this Section 8.02 shall continue in effect until the final disposition of such Proceeding.

(b)     From and after the Effective Time, and until the date that is six years after the Effective Date, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)     The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) either (i) continue to maintain in effect for six years after the Effective Time the Company’s directors’

and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof or (ii) purchase a “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year; and provided further that if the aggregate premium amount of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. In lieu of the Surviving Corporation’s maintaining such current policies (or providing substitute policies) or purchasing a “tail policy,” the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, covering, without limitation, the transactions contemplated hereby; provided, however, that the Company shall not expend more than 300% of the amount per annum the Company paid for the current D&O Insurance for the premium of such tail coverage; and provided further that, if the aggregate premium of such tail coverage exceeds such amount, the Company is only permitted to obtain tail coverage with the greatest coverage available for a cost not exceeding such amount. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)     If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.02.

(e)     The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law, or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. Notwithstanding any other provision of this Agreement, it is expressly agreed by the Parties that each Indemnified Person shall be a third-party beneficiary of this Section 8.02 and shall be entitled to enforce the covenants contained herein.

Section 8.03     Financing.

(a)     Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the Debt Financing or any Substitute Financing as promptly as practicable following the date of this Agreement (taking into account the Marketing Period) and in any event prior to the Acceptance Time, including using reasonable best efforts to (i) (A) maintain in effect the Debt Commitment Letter and comply with all of their respective obligations thereunder and (B) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing reflecting the terms contained in the Debt Commitment Letter (including any fee letter flex provisions to the extent exercised) (or with other terms agreed by Parent and the Debt Financing Sources, subject to the restrictions on amendment of the Debt Commitment Letter set forth in Section 8.03(d)), so that such agreements are in effect no later than the Expiration Time and (ii) satisfy on a timely basis all the conditions of the Debt Financing set forth in the definitive agreements related thereto that are applicable to Parent or Merger Sub.

(b)     In the event that all of the Offer Conditions and the Merger Conditions (other than any such condition that, by its nature, can be satisfied only immediately prior to the Acceptance Time or at the Closing, as applicable) have been satisfied or waived or, upon funding, shall be satisfied or waived, Parent and Merger Sub shall cause the Debt Financing Sources to fund, on the Closing Date, the Debt Financing, to the extent the Marketing Period has ended and the conditions precedent to such funding have been satisfied (other than any such condition that, by its nature, can be satisfied only immediately prior to the Acceptance Time or at the Closing, as applicable) and the proceeds thereof are required to consummate the Offer, the Merger and the other transactions contemplated hereby, and shall enforce its rights under the Debt Commitment Letter.

(c)     Parent shall notify the Company promptly if, at any time prior to the Closing, (i) the Debt Commitment Letter expires or is terminated for any reason (or if any Person attempts or purports to terminate or repudiate the Debt Commitment Letter, whether or not such attempted or purported termination or repudiation is valid), (ii) Parent or Merger Sub obtains knowledge of any material breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing of any provision of the Debt Commitment Letter or such definitive document, which material breach or default would reasonably be expected to cause the failure of a condition precedent to the funding of the Debt Financing or (iii) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing necessary to fund the Required Amount at or prior to the time that the Closing is required to occur pursuant to the terms hereof. It is understood that it is not a condition to the consummation of the Offer or the Merger to obtain the Debt Financing (or any alternative financing).

(d)     Parent may amend, modify, terminate, assign or agree to any waiver under the Debt Commitment Letter without the prior written approval of the Company or any other Person; provided that Parent shall not, without Company’s prior written consent (which consent has been approved by the Special Committee), permit any such amendment, modification, termination, assignment or waiver to be made to any provision of or remedy under the Debt Commitment Letter that (i) reduces (or could have the effect of reducing) the amount of aggregate cash proceeds available from the Debt Financing such that the aggregate funds that would be available to Parent and Merger Sub at the time of the Closing, together with other immediately available financial resources of Parent and Merger Sub, would not be sufficient to pay the Required Amount, (ii) imposes, or could reasonably be expected to impose, new or additional conditions or contingencies to the receipt of the Debt Financing necessary to fund the Required Amount, (iii) could reasonably be expected to prevent or materially adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement on the date upon which the Closing is required to occur pursuant to the terms hereof, or (iv) materially adversely affect the ability of Parent or Merger Sub to enforce their rights against other parties to the Debt Commitment Letter or the definitive agreements relating to the Debt Financing as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent and Merger Sub to enforce their rights against the other parties to the Debt Commitment Letter as in effect on the date hereof; provided, however, that, notwithstanding the foregoing, Parent and Merger Sub may modify, supplement or amend the Debt Commitment Letter to (x) add lenders, lead arrangers, bookrunners, syndication agents, other agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, (y) to increase the amount of funds available thereunder or (z) amend or modify the Debt Financing to implement any flex provisions set forth in any fee letters contemplated by the Debt Commitment Letter as in effect as of the date hereof. In the event that new debt commitment letters or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Commitment Letter permitted pursuant to this Section 8.03(d), Parent shall promptly deliver to the Company a true, complete and accurate copy thereof (and in the case of any fee letter, redacted in the manner described in Section 6.07). For purposes of this Agreement, the term “Debt Commitment Letter” shall include and mean such documents as amended, supplemented, modified, waived or replaced in compliance with this Section 8.03(d), and references to “Debt Financing” shall include and mean the financing contemplated by the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced.

(e)     If the funds with respect to all or any portion of the Debt Financing expire or are terminated or all or any portion thereof become unavailable or it becomes reasonably likely that any portion of the Debt Financing may become unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, in each case, such that the Debt Financing would not be in an amount sufficient to fund the Required Amount, then Parent shall, as promptly as practicable following the occurrence of such event, use reasonable best efforts to (i) arrange and obtain, at its sole expense, substitute financing sufficient to enable Parent to consummate the Offer, the Merger and the other transactions contemplated hereby in accordance with the terms hereof (the “Substitute Financing”) and (ii) obtain a new debt commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new debt commitment letter and the related fee letters (in the case of the fee letters, redacted in a manner consistent with Section 5.06 and related definitive financing documents with respect to such Substitute Financing); provided, however, that any such Substitute Financing shall meet the requirements set forth in Section 8.03(d) as if it were an amendment of the original Debt Commitment Letter; provided that Parent shall have no obligation to pay any fees in excess of what it was obligated to pay under the original Debt Commitment Letter or to obtain Debt Financing on terms less favorable to Parent than the terms contained in the original Debt Commitment Letter as in effect on the date of this Agreement. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Debt Financing” and each debt commitment letter or equity commitment letter, as applicable, for such Substitute Financing shall be deemed a “Debt Commitment Letter” for all purposes of this Agreement.

Section 8.04     Employee Matters.

(a)     For a period of one year following the Effective Time, Parent shall provide each employee of the Surviving Corporation or its Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) who remains so employed by the Surviving Corporation or one of its Subsidiaries during such period with compensation and benefits (other than any (i) equity-based compensation, (ii) nonqualified deferred compensation, (iii) retention, transaction or change in control payments, bonuses or awards or (iv) defined benefit pension benefits or retiree medical benefits) that are substantially comparable in the aggregate to such compensation and benefits as in effect immediately prior to the Effective Time.

(b)     Notwithstanding anything in this Section 8.04 to the contrary, nothing contained herein, whether express or implied, (i) shall obligate Parent or any of its Affiliates to continue to employ any Continuing Employee for any period of time following the Effective Time, (ii) shall obligate, or restrict the ability of, Parent or any of its Affiliates to revise, amend or terminate any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan or shall limit the right of Parent or any of its Affiliates to amend, terminate or otherwise modify any Company Employee Plan on or following the Effective Time or (iv) shall create any third-party beneficiary rights in any Company Service Provider or former Company Service Provider (including any beneficiary or dependent of such Company Service Provider or former

Company Service Provider) in respect of continued employment (or resumed employment) or any other matter.

Article 9
Covenants of the Company and Parent

Section 9.01     Reasonable Best Efforts.

(a)     Subject to the terms and conditions of this Agreement, the Company and Parent shall reasonably cooperate with one another and use (and cause their Subsidiaries to use) their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b)     Notwithstanding Section 9.01(a), no Party shall be required (and neither the Company nor any of its Subsidiaries shall be permitted, without Parent’s prior written consent), in order to obtain or maintain any approvals, consents, registrations, permits, authorizations or other confirmations required to be obtained from any Governmental Authority, in each case, that are necessary to consummate the transactions contemplated by this Agreement, to (i) divest or otherwise hold separate (including by establishing a trust or otherwise) or take (or cause to be taken) or omit (or cause to be omitted) any other action with respect to, any of the businesses, assets or properties of the Parent, Company or any of their Subsidiaries, (ii) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (iii) litigate, challenge or take any action with respect to, any Proceeding by any Governmental Authority or (iv) agree to do any of the foregoing (any of the foregoing actions, a “Burdensome Condition”).

(c)     To the extent permitted by Applicable Law, and subject to Section 9.01(b), each Party shall use reasonable best efforts to (i) cooperate in all reasonable respects with the other Parties in connection with any Filing and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) promptly inform the other Parties of any Filing or communication received from, or intended to be given to, any Governmental Authority and of any material communication received or intended to be given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) prior to submitting any Filing, substantive written communication, correspondence or other information or response to any Governmental Authority (or members of the staff of any Governmental Authority) or in connection with any Proceeding by a private party, permit the other Parties and their legal counsel a reasonable opportunity to review in advance, to the extent reasonably practicable under the circumstances, and consider in good faith the comments of the other Party in connection with, any such Filing, communication or inquiry, (iv) furnish each other Party with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Governmental Authority or in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (v) consult with the other Parties in advance of any meeting or conference with any Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other Parties the opportunity to attend and participate in such meetings and conferences, in each case, to the extent any such action is necessary, proper or advisable to obtain or maintain any approval, consent, registration, permit, authorization or other confirmation from any Governmental Authority to consummate the transactions contemplated by this Agreement.

Section 9.02     Certain Filings. The Company and Parent shall cooperate with one another (i) to prepare the Company Disclosure Documents and the Offer Documents, (ii) to determine whether any action by or with respect to, or Filing with, any Governmental Authority or any action, consent, approval or waiver by any counterparty to any Contract is required to be obtained, taken or made in connection with the consummation of the transactions contemplated by this Agreement, (iii) subject to Section 9.01(b), to take any such action, make any such Filing and seek any such consent, approval or waiver and (iv) to furnish any information required in connection with any of the foregoing.

Section 9.03     Public Announcements. Promptly following the execution and delivery hereof, each Party may issue a press release announcing the execution of this Agreement and the transactions contemplated hereby in the forms previously agreed upon by the Company and Parent. Following such initial press release, (a) Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and (b) neither Parent nor the Company shall issue any such press release, make any such other public statement or schedule any such press conference or conference call without the consent of the other Party (and, in the case of any such action by Parent, the consent of the Special Committee); provided, however, that the restrictions set forth in this Section 9.03 shall not apply to any release or public statement (i) required by Applicable Law or any applicable listing authority (in which case the Parties shall use commercially reasonable efforts to (x) consult with each other prior to making any such disclosure and consider in good faith any comments proposed by such other Party and (y) to the extent reasonably practicable, cooperate (at the other Party’s expense) in connection with the other Party’s efforts to obtain a protective order), or (ii) made or proposed to be made by the Company in compliance with Section 7.03 with respect to the matters contemplated by Section 7.03 (or by Parent in response thereto). Notwithstanding the foregoing, the Parties may make oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.

Section 9.04     Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, as the case may be, of (a) any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any Offer Condition not to be satisfied and (b) any failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (i) the delivery of any notice pursuant to this Section 9.04 shall not (x) limit or otherwise affect any remedies available to the Party receiving such notice or (y) cure any breach of the representations, warranties, covenants, obligations or conditions contained in this Agreement, as the case may be, and (ii) any failure to give notice in accordance with this Section 9.04 shall not, in and of itself, constitute the failure of the Covenants Condition to be satisfied.

Section 9.05     Merger Without Meeting of Stockholders. The Merger shall be governed by, and effected pursuant to, Section 251(h) of Delaware Law. The Parties shall take all actions necessary and appropriate to cause the Merger to be effective, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of Delaware Law, as soon as practicable following the Offer Closing Date.

Article 10
Conditions to the Merger

The obligations of each of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permissible under Applicable Law) waiver of the following conditions (collectively, the “Merger Conditions”):

Section 10.01     No Restraints. No Applicable Law shall be in effect that would prohibit or make illegal the consummation of the Merger.

Section 10.02     Consummation of the Offer. The Acceptance Time shall have occurred on the terms and subject to the conditions set forth herein.

Article 11
Termination

Section 11.01     Termination. This Agreement may be terminated and the Offer, the Merger and the other transactions contemplated hereby may be abandoned:

(a)     by mutual written agreement of the Company (provided that such termination has been approved by the Special Committee) and Parent;

(b)     by either the Company (provided that such termination has been approved by the Special Committee) or Parent, if:

(i)     the Acceptance Time has not occurred at or before 5:00 p.m. (New York City time) on December 31, 2019 (such time on such date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement is the primary cause of the failure of the Offer to be consummated by the End Date;

(ii)     the Expiration Time shall have occurred without Merger Sub having accepted for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer and, at the Expiration Time, any Offer Condition (other than any Offer Condition that, by its nature, is to be satisfied only immediately prior to the Acceptance Time and that, immediately prior to such termination, is reasonably capable of being satisfied immediately prior to the Acceptance Time) has not been satisfied or, to the extent permitted by this Agreement and Applicable Law, waived by Merger Sub; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement is the primary cause of the failure of any Offer Condition to be satisfied immediately prior to the Expiration Time; or

(iii)     (A) prior to the Acceptance Time, there shall be in effect any Applicable Law, which shall have become final and non-appealable, that (1) makes the consummation of the Offer illegal or otherwise prohibited or (2) permanently enjoins Merger Sub from consummating the Offer or (B) prior to the Effective Time, there shall be in effect any Applicable Law, which shall have become final and non-appealable, that (1) makes the consummation of the Merger illegal or otherwise prohibited or (2) permanently enjoins the Company, Parent or Merger Sub from consummating the Merger; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement is the primary cause of the existence of any fact or occurrence described in either of the foregoing clauses (A) and (B);

(c)     by Parent, if, prior to the Acceptance Time:

(i)     the Company Board (upon recommendation of the Special Committee) or the Special Committee shall have effected an Adverse Recommendation Change (provided that any written notice delivered by the Company to Parent pursuant to Section 7.03(b) stating the Company Board’s intention to make an Adverse Recommendation Change in advance thereof shall not, in and of itself, result in Parent having a termination right pursuant to this Section 11.01(c)(i)); or

(ii)     a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the Representations and Warranties Condition or the Covenants Condition, as applicable, not to be satisfied if such condition were tested immediately prior to the termination of this Agreement, and such breach or failure is incapable of being cured by the End Date or, if capable of being cured by the End Date, has not been cured by the earlier of (A) the date that is 30 days after receipt by the Company of written notice from Parent of such breach or failure and (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.01(c)(ii) at any time that Parent or Merger Sub is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d)     by the Company, if, prior to the Acceptance Time:

(i)     Merger Sub shall have (A) failed to commence the Offer within five Business Days of the latest date on which the Offer was required to be commenced hereunder, (B) terminated the Offer in breach of the terms of this Agreement or (C) made any change to the Offer in material breach of its obligations under Section 2.01; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(d)(i) if the Company’s breach of any provision of this Agreement is the primary cause of the failure of Merger Sub to timely commence the Offer;

(ii)     (A) all of the Offer Conditions (other than any Offer Condition that, by its nature, is to be satisfied only immediately prior to the Acceptance Time and that, immediately prior to such termination, is reasonably capable of being satisfied immediately prior to the Acceptance Time) shall have been satisfied or waived (to the extent permissible under Applicable Law and this Agreement) at the Expiration Time, (B) Merger Sub shall have failed to purchase all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer within five Business Days following the latest date on which the Offer was required to be consummated hereunder, (C) the Company shall have irrevocably confirmed, by written notice to Parent, its intention to terminate this Agreement pursuant to this Section 11.01(d)(ii) if Merger Sub fails to consummate the Offer within such period of five Business Days and (D) the Company shall have been ready, willing and able to consummate the Merger, subject to the consummation of the Offer, at all times during such period of five Business Days; provided that the determination of the latest date on which the Offer was required to be consummated hereunder shall take into account the delivery of only two Financing Extension Notices; or

(iii)     a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would reasonably be expected to prevent Parent from consummating the Offer or the Merger and such breach or failure is incapable of being cured by the End Date or, if capable of being cured by the End Date, has not been cured by the earlier of (A) the date that is 30 days after receipt by Parent of written notice from the Company of such breach or failure and (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(d)(iii) at any time that the Company is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other Parties, specifying the provision hereof pursuant to which such termination is being made.

Section 11.02     Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect, without any liability or obligation on the part of (i) any Company Related Party, (ii) any of Parent, Merger Sub, any Affiliate of Parent or Merger Sub or any

Representative of any of the foregoing (the “Parent Related Parties”) or (iii) any Debt Financing Related Party, in each case, whether in law or in equity, in contract, in tort or otherwise, and whether arising before or after such termination based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof, except that the provisions of Section 2.01(e), the penultimate sentence of Section 2.02(b), the last sentence of Section 7.02, the last sentence of Section 7.09(a), this Section 11.02, Section 12.01, Section 12.03, Section 12.04, Section 12.05, Section 12.08, Section 12.09, Section 12.10, Section 12.11, Section 12.12, Section 12.13; Section 12.15 and Section 12.17 (and the definition of each term appearing in any of the foregoing Sections), shall survive any termination of this Agreement pursuant to Section 11.01; provided that, subject to Section 12.04(d), no such termination shall relieve any Party from liability to any other Party for any material breach of this Agreement that is a consequence of an act taken or omitted by the breaching Party with the actual knowledge or actual intent that the taking or omission of such act would constitute a material breach of this Agreement.

Article 12
Miscellaneous

Section 12.01     Notices. All notices, requests and other communications to any Party shall be in writing (including email, so long as a receipt of such email is requested and received) and shall be given:

if to Parent or Merger Sub, to

Sonic Financial Corporation
5401 East Independence Boulevard
Charlotte, NC 28212
Attention: William R. Brooks
Email: bbrooks@sonicfinancial.com

with a copy (which shall not constitute notice) to counsel to Parent

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Eric L. Schiele, P.C.

  Willard S. Boothby

Email:     eric.schiele@kirkland.com
                willard.boothby@kirkland.com

and,

Parker Poe Adams & Bernstein LLP
401 South Tryon Street, Suite 3000
Charlotte, NC 28202
Attention: James Greene III
Email: jimmygreene@parkerpoe.com

if to the Company, to

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, North Carolina 28027

Attention: Cary Tharrington

Email: ctharrington@smicorporate.com

with a copy (which shall not constitute notice) to counsel to the Special Committee

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10014

Attention: Eric Swedenburg

   Sebastian Tiller

Email: eswedenburg@stblaw.com

            stiller@stblaw.com

with a copy (which shall not constitute notice) to counsel to the Company

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Attention: Rakesh Gopalan

Email: rgopalan@mcguirewoods.com

or to such other address or email address as such Party may hereafter specify for such purpose by notice to the other Parties given in the manner prescribed by this Section 12.01. All such notices, requests and other communications shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) on the second Business Day after being sent by registered mail, (c) on the next Business Day after being sent by a nationally recognized overnight courier service and (d) on the date of transmission if sent by email prior to 5:00 p.m. local time on a Business Day in the place of receipt and on the next Business Day if sent by email at any other time.

Section 12.02     No Survival of Representations, Warranties or Agreements. The representations, warranties, covenants and other agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Acceptance Time; provided, however, that this Section 12.02 shall not limit any covenant or other agreement contained in this Agreement or in any other writing delivered pursuant hereto or in connection herewith that by its terms applies in whole or in part after the Acceptance Time.

Section 12.03     Amendments and Waivers.

(a)     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by all Parties or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that (i) any such amendment accepted or waiver given by the Company shall be at the direction of and approved by the Special Committee, (ii) after the Acceptance Time, no amendment shall be made that decreases the amount, or changes the form of, the Offer Price or the Merger Consideration and (iii) there shall be no amendment or waiver that would require the approval of the stockholders of the Company under Applicable Law without such approval having first been obtained. Notwithstanding the foregoing, this Section 12.03, Section 12.07, Section 12.08, Section 12.09 and Section 12.10 (and any other provision of this Agreement, to the extent an amendment of such provision would modify the substance of any of the foregoing) may not be amended in a manner materially adverse to the Debt Financing Related Parties without the prior written consent of the Debt Financing Sources.

(b)     No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04     Expenses; Termination Fee.

(a)     Expenses. Except as otherwise provided herein, whether or not the Offer, the Merger or any other transaction contemplated hereby is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

(b)     Company Termination Fee. If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i), then the Company shall pay to Parent an amount in immediately available funds equal to $24,000,000 (the “Company Termination Fee”) within three Business Days after such termination.

(c)     Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 11.01(d)(ii), then Parent shall pay to the Company an amount in immediately available funds equal to $40,000,000 (the “Parent Termination Fee”) within three Business Days after such termination.

(d)     Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Company Termination Fee or the Parent Termination Fee, as applicable, is not a penalty but, instead, is liquidated damages in a reasonable amount that shall fully compensate the Party receiving such fee and its Affiliates for any and all damages or losses suffered or incurred by such Party and its Affiliates in connection with this Agreement, the matters and transactions contemplated hereby and any termination of this Agreement or abandonment of any of the transactions contemplated hereby. Accordingly, in the event that Parent or the Company, as applicable, has received full payment of the Company Termination Fee or the Parent Termination Fee, as applicable, pursuant to this Section 12.04, neither Parent nor the Company, as applicable, nor any of their respective Affiliates shall be entitled to bring or maintain any Proceeding against the other such Party or any of its Affiliates or Representatives for damages or any equitable relief arising therefrom. For the avoidance of doubt, any payment made by the Company or Parent, as applicable, pursuant to this Section 12.04 shall be payable only once and not in duplication even though such payment may be payable under one or more provisions of this Section 12.04.

Section 12.05     Limitation on Liability. In no event shall the Company or any of its Affiliates or any Representative of the foregoing (the “Company Related Parties”) or any other Person be entitled to seek or obtain, nor shall any Company Related Party permit its Representatives to seek or obtain, any recovery, judgment or monetary award of any kind (whether at law, in contract, in tort or otherwise), including consequential, special, indirect, or punitive damages, for any claim, loss, judgment, fine, fee, cost, expense (including attorneys’ fees and disbursements), damage or other liability or obligation of any kind whatsoever, based upon, relating to or arising out of this Agreement or the Debt Commitment Letter or the negotiation, execution, termination, failure, performance (or nonperformance) or any actual or purported breach hereof or thereof or in connection with the transactions contemplated hereby or thereby (including the Debt Financing) or in respect of any other document or theory of law or equity or in respect of any representations, warranties, covenants or agreements made or alleged to be made in connection herewith or therewith, other than from Parent and Merger Sub, solely to the extent of the obligations of Parent and Merger Sub as expressly provided herein; provided that nothing in this Section 12.05 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company or any of its Affiliates is a party thereto. In no event shall any of the Parent Related Parties or any other Person be entitled to seek or obtain, nor shall any

Parent Related Party permit its Representatives to seek or obtain, any recovery, judgment or monetary award of any kind (whether at law, in contract, in tort or otherwise), including consequential, special, indirect, or punitive damages, for any claim, loss, judgment, fine, fee, cost, expense (including attorneys’ fees and disbursements), damage or other liability or obligation of any kind whatsoever, based upon, relating to or arising out of this Agreement or the negotiation, execution, termination, failure, performance (or nonperformance) or any actual or purported breach hereof or thereof or in connection with the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any representations, warranties, covenants or agreements made or alleged to be made in connection herewith or therewith, other than from the Company, solely to the extent of the obligations of the Company as expressly provided herein.

Section 12.06     Disclosure Schedule and SEC Document References. The Parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations, warranties, covenants or other agreements of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations, warranties, covenants and other agreements would be reasonably apparent to a reasonable person who has read that reference and such representations, warranties, covenants, or other agreements without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 12.07     Binding Effect; Benefit; Assignment.

(a)     The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except for the rights of holders of Shares to receive the Offer Price, on the terms and subject to the conditions set forth in Article 2, and the Merger Consideration, on the terms and subject to the conditions set forth in Article 3, and as specifically set forth in Section 8.02 and Section 12.15, no provision of this Agreement is intended to confer any right, benefit, remedy, obligation or liability hereunder upon any Person other than the Parties and their respective successors and assigns; provided that, solely with respect to the provisions of Section 11.02, Section 12.03, Section 12.04, Section 12.05, this Section 12.07, Section 12.08, Section 12.09 and Section 12.10 (in each case, solely as they relate to the Debt Financing Related Parties), the Debt Financing Sources, on behalf of the Debt Financing Related Parties, shall be third-party beneficiaries of such provisions and shall have the rights, benefits and remedies set forth therein.

(b)     No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement from time to time, in whole or in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to Parent or Merger Sub or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or the rights of holders of Shares to receive the Merger Consideration.

Section 12.08     Governing Law. Subject to Section 12.09(b) as it relates to Debt Financing Related Parties, this Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.09     Jurisdiction.

(a)     Subject to Section 12.09(b), the Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.01 shall be deemed effective service of process on such Party.

(b)     Notwithstanding anything to the contrary herein, each Party agrees (i) that any claim, controversy or cause of action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, involving the Debt Financing Related Parties and arising out of, or relating to, this Agreement or any of the transactions contemplated by this Agreement, in each case, solely in respect of the Debt Financing or the transactions contemplated by the Debt Commitment Letter or the performance of obligations thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan in the City of New York or, if no such court has subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court having jurisdiction of appeals from any thereof, (ii) not to bring, or permit any of its Affiliates to bring, or support anyone else in bringing, any such claim, suit, cause of action or proceeding in any court other than any court described in the foregoing clause (i), (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any court described in the foregoing clause (i) and (iv) that any such claim, controversy, or cause of action shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to rules or principles of conflicts of law, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction (except, with respect to the Debt Commitment Letter or any definitive agreement relating to the Debt Financing, to the extent that such document expressly contemplates that the laws of another jurisdiction shall govern).

Section 12.10     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION AGAINST OR INVOLVING ANY DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING) OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 12.11     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.12     Entire Agreement. This Agreement, the Annexes and Exhibits attached hereto and the Company Disclosure Schedule constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 12.13     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.14     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that money damages would not be an adequate remedy for any such harm. Prior to the valid termination of this Agreement pursuant to Section 11.01, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 12.09, in addition to any other remedy to which they are entitled at law or in equity without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity, subject to the terms and provisions of this Agreement. For the avoidance of doubt, no Party shall be entitled to specific performance or other equitable relief under this Section 12.14 if this Agreement has been validly terminated in accordance with Section 11.01.

Section 12.15     Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to any such Party. Except to the extent that he, she or it is a named party to this Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing or any other Person (“Non-Party Entities”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parent Related Parties or Company Related Parties, as applicable, under this Agreement or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby, and each of Parent, Merger Sub and the Company (i) waives and releases all such liabilities, claims and obligations against any such Non-Party Entities and (ii) agrees not to commence any claim, action, suit, proceeding or arbitral action against any such Non-Party Entities in connection with this Agreement or the transactions contemplated hereby; provided that nothing in this Section 12.15 shall limit the rights of any party to the Debt Commitment Letter or any other Contract with a Debt Financing Source to the extent expressly set forth therein. Non-Party Entities are expressly intended as third-party beneficiaries of this Section 12.15 and shall be entitled to enforce the covenants contained herein.

Section 12.16     Special Committee Approval. Notwithstanding anything to the contrary set forth in this Agreement, until the Effective Time, (i) the Company may take the following actions only with the prior approval of the Special Committee: (a) amending, restating, modifying or otherwise changing any provision of this Agreement; (b) waiving any right under this Agreement or extending the time for the performance of any obligation of Parent or Merger Sub hereunder; (c) terminating this Agreement; (d)

taking any action under this Agreement that expressly requires the approval of the Special Committee; (e) making any decision or determination, or taking any action under or with respect to this Agreement or the transactions contemplated hereby that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Company Board; and (f) agreeing to do any of the foregoing and (ii) no decision or determination shall be made, or action taken, by the Company Board under or with respect to this Agreement or the transactions contemplated hereby without first obtaining the approval of the Special Committee. For the avoidance of doubt, any requirement of the Company or the Company Board to obtain the approval of the Special Committee pursuant to this Section 12.16 shall not, and shall not be deemed to, modify or otherwise affect any rights of Parent or Merger Sub, or any obligations of the Company, the Special Committee or the Company Board to Parent or Merger Sub, set forth in this Agreement.

Section 12.17     Effect of Breach of Designated Individuals. Notwithstanding anything in this Agreement to the contrary, to the extent any knowing or intentional actions or omissions of any Designated Individual on or after the date hereof, or any actions or omissions of other individuals taken at the specific direction of any Designated Individual on or after the date hereof, would constitute a breach by the Company of a covenant or agreement contained in this Agreement, or would result in any of the representations or warranties of the Company contained in this Agreement becoming inaccurate, for which the Company otherwise would have been responsible, such breach or inaccuracy shall be disregarded for all purposes of this Agreement (in each case, other than any such action or omission taken at the written direction of the Special Committee). Without limiting the foregoing, Parent and Merger Sub shall not have any right to rely on any failure of the Covenants Condition or the Representations and Warranties Condition to be satisfied (or terminate this Agreement under Section 11.01(c)(ii) as a result thereof) or claim any damage or seek any other remedy at law or in equity to the extent that such failure, damage or injury arises from any actions or omissions of the Company or its Subsidiaries taken by or at the specific direction of any Designated Individual on or after the date hereof (other than any such action or omission taken at the written direction of the Special Committee).

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SPEEDWAY MOTORSPORTS, INC.

By:	/s/ Michael D. Burch
Name: Michael D. Burch
Title: Senior Vice President and Chief Strategy Officer

SONIC FINANCIAL CORPORATION

By:	/s/ Marcus G. Smith
Name: Marcus G. Smith
Title: Executive Vice President

SPEEDCO, INC.

By:	/s/ Marcus G. Smith
Name: Marcus G. Smith
Title: Executive Vice President

Annex I

OFFER CONDITIONS

Notwithstanding any other provision of the Offer or the Agreement to the contrary, Merger Sub shall not be required (and Parent shall not be required to cause Merger Sub) to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) pay for, and may, subject to the terms of the Agreement, delay the acceptance for payment of or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) the payment for, any Shares tendered pursuant to the Offer if:

(a)     immediately prior to the Expiration Time:

(i)     there shall not have been validly tendered (and not validly withdrawn) pursuant to the Offer and received (as defined in Section 251(h) of Delaware Law) by the Exchange Agent a number of Shares of at least the sum of (i) fifty percent (50%) of the outstanding Shares owned by the Public Stockholders immediately prior to the Expiration Time and (ii) one such Share (the “Minimum Condition”);

(ii)     any Applicable Law shall have been enacted, enforced, promulgated or issued that renders illegal or prohibits the consummation of Offer or the Merger by the Company, Parent or Merger Sub or imposes any Burdensome Condition;

(iii)     (A) any of the representations and warranties of the Company contained in Section 5.05 shall not be true and correct in all but de minimis respects, (B) any of the representations and warranties of the Company contained in each of Section 5.01, Section 5.02, Section 5.06, Section 5.22, Section 5.23 and Section 5.24 that are qualified as to “materiality” or “Company Material Adverse Effect” shall not be true and correct in all respects and any such representations and warranties that are not so qualified shall not be true and correct in all material respects, (C) any of the representations and warranties of the Company contained in Section 5.10(ii) shall not be true and correct in all respects or (D) any of the other representations and warranties of the Company contained in the Agreement (disregarding all “materiality” and “Company Material Adverse Effect” qualifications contained therein) shall not be true and correct with, in the case of this clause (D) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of each of clauses (A) through (D), on and as of the date of the Agreement and at and as of immediately prior to the Expiration Time as if made at and as of such time (other than any such representation or warranty that, by its terms, addresses matters only as of another specified time, which representation or warranty shall be true as of such specified time) (the “Representations and Warranties Condition”);

(iv)     the Company shall have failed to perform in all material respects all of the obligations, covenants and agreements it is required to perform under the Agreement at or prior to the Expiration Time (the “Covenants Condition”);

(v)     since the date of the Agreement, there shall have occurred any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(vi)     the Marketing Period shall not have ended; and

(vii)     the Agreement shall have been terminated in accordance with Section 11.01; and

I-1

(b)     immediately prior to the Acceptance Time, Parent and Merger Sub shall not have received a certificate executed by an authorized executive officer of the Company, dated as of the date on which the Expiration Time occurs, certifying that the Offer Conditions specified in the foregoing paragraphs (a)(iii), (iv) and (v) have been satisfied.

The foregoing Offer Conditions set forth in this Annex I (collectively, the “Offer Conditions”) (other than the Minimum Condition) are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC, may be waived by Merger Sub, in its sole discretion, in whole or in part, at any time. The failure or delay by Parent or Merger Sub at any time to exercise any of its rights pursuant to the Agreement shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

I-2

 SCHEDULE I

AFFILIATED STOCKHOLDERS

1.	OBS Holdings, LLC
2.	O. Bruton Smith
3.	Marcus G. Smith
4.	B. Scott Smith
5.	David Bruton Smith
6.	William R. Brooks
7.	Randall Storey
8.	Bernard Byrd